UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.       )

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Ciena Corporation

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Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
______________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 10, 2014
______________________________________________________________________________

To the Stockholders of Ciena Corporation:
The 2014 Annual Meeting of Stockholders of Ciena Corporation will be held on April 10, 2014 at 3:00 p.m. Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/ciena and entering your 12-digit control number.
This year’s Annual Meeting will be held for the following purposes:

1.
To elect three members of the Board of Directors from the nominees named in the attached proxy statement to serve as Class II directors for three-year terms ending in 2017, or until their respective successors are elected and qualified, and to elect one director, previously elected by the Board of Directors to fill a vacancy in Class III, to serve the remainder of his term as a Class III director ending in 2015, or until his respective successor is elected and qualified;

2.	To approve the amendment of the 2008 Omnibus Incentive Plan to increase the number of shares available for issuance thereunder by 6.6 million shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2014;

4.	To hold an advisory vote on our executive compensation, as described in these proxy materials; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
These matters are more fully described in the proxy statement accompanying this notice.
Stockholders of record as of the close of business on February 14, 2014 are entitled to notice of, and to vote at, this year’s Annual Meeting. In accordance with Securities and Exchange Commission rules, we are furnishing these proxy materials and our Annual Report to Stockholders for fiscal year 2013 to our stockholders via the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting. On February 28, 2014, we mailed to stockholders as of the record date a notice containing instructions on how to access our Annual Meeting materials and vote via the Internet, or by mail or telephone.
We believe that your vote, and the vote of every Ciena stockholder, is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to review the accompanying proxy statement for information relating to each of the proposals and to cast your vote promptly.
By Order of the Board of Directors,
David M. Rothenstein
Secretary
Hanover, Maryland
February 28, 2014

i

CIENA CORPORATION
7035 RIDGE ROAD
HANOVER, MARYLAND 21076
________________________

PROXY STATEMENT
________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 10, 2014

Our Board of Directors has made these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2014 Annual Meeting. The Annual Meeting will be held on April 10, 2014 at 3:00 p.m. Eastern Time, or at any adjournment thereof. As described below, this year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

We are making this proxy statement and our Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, available to our stockholders on the Internet. On February 28, 2014, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement and our 2013 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote over the Internet, or have been mailed paper copies of our proxy materials and a proxy card or a vote instruction form from their bank or broker.
Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Ciena will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/ciena. This year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•Any stockholder can attend and listen to the Annual Meeting live over the Internet at
www.virtualshareholdermeeting.com/ciena;

•
Only stockholders as of the record date for the Annual Meeting may vote or submit questions while attending the Annual Meeting (by using the 12-digit control number provided in your Notice of Internet Availability of Proxy Materials);

•Instructions on how to attend and participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com
/ciena;

•	Stockholders with questions regarding how to attend and participate in the Annual Meeting may call 1-855-449-0991 on the meeting date; and

•A webcast replay of the Annual Meeting will be available online until April 10, 2015.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set February 14, 2014 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on February 14, 2014, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 7035 Ridge Road, Hanover, Maryland 21076, and online during the Annual Meeting accessible at www.virtualshareholdermeeting.com/ciena.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, there were 105,003,960 shares of Ciena common stock outstanding. Your shares are counted as present at the Annual Meeting if you either attend our online Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•
the election of three Class II directors to the Board of Directors for three-year terms ending in 2017, or until their respective successors are elected and qualified, and the election of one director, previously elected by the Board of Directors to fill a vacancy in Class III, to serve the remainder of his term as a Class III director ending in 2015, or until his respective successor is elected and qualified;

•	the amendment of the 2008 Omnibus Incentive Plan to increase the number of shares available for issuance thereunder by 6.6 million shares;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2014; and

•	an advisory vote on our executive compensation, as described in these proxy materials.

How will voting on any business not described in this proxy statement be conducted?

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the Class II and Class III director nominees named in this proxy statement;

•	“FOR” the amendment of the 2008 Omnibus Incentive Plan;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	“FOR” the advisory vote on our executive compensation.

How many votes are required to approve each proposal?

In the case of an uncontested election, our bylaws require that each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. For more information regarding the Board’s required procedures and disclosures associated with this majority vote standard, please see “Majority Vote Standard in Director Elections” in the “Corporate Governance and the Board of Directors” section below. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote. For this election, the election of directors at the Annual Meeting is uncontested, meaning that the nominees will be elected by a majority of the votes cast.

Approval of the other proposals under consideration at this year’s Annual Meeting each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals.

How are votes counted?

With regard to proposals 1-4 set forth in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote “FOR” or “AGAINST” these proposals at the Annual Meeting and will have no effect on the outcome of the election of our directors in an uncontested election, or on the outcome of the vote on the remaining proposals.

What are broker non-votes and how are they counted at the Annual Meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and do not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the remaining proposals.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions in the Notice or voting instructions provided to you by that organization in order to vote your shares.

How do I vote my shares without participating in the online Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without participating in the online Annual Meeting.

If you are a stockholder of record, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are executive officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares during the online Annual Meeting?

Even if you plan to attend and participate in our online Annual Meeting, we encourage you to vote by telephone or Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the online Annual Meeting. Whether you are a stockholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your 12-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy over the Internet or by phone by following the instructions included in your proxy materials, or by submitting a written notice of revocation to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. You may also revoke a previously submitted proxy by voting again on a later date over the Internet, by telephone or by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the Annual Meeting. Your attendance at the online Annual Meeting will not automatically revoke your proxy unless you enter your 12-digit control number and vote again electronically at the Annual Meeting.

What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors.

Will the Annual Meeting be webcast?

Yes. This year’s Annual Meeting will be a completely virtual meeting and will be webcast live at www.virtualshareholdermeeting.com/ciena. All stockholders may attend and listen live to the webcast of the Annual Meeting. Stockholders as of the record date of the Annual Meeting may electronically vote their shares and submit questions while attending the Annual Meeting over the Internet by using the 12-digit control number included in the Notice, proxy card or the voting instructions that accompanied these proxy materials. A replay of the Annual Meeting audio webcast will be available on our website for approximately one year.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly following our Annual Meeting. This filing will also be available on our website at www.ciena.com.

Who is soliciting my vote and who will bear the cost of this solicitation?

Our Board of Directors is making this solicitation, and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $10,000, plus reasonable out of pocket expense. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

PROPOSAL NO. 1

ELECTION OF CLASS II AND CLASS III DIRECTORS

Overview

Our Board of Directors currently consists of nine directors divided into three classes. Each class of our Board of Directors serves a staggered three-year term. At the Annual Meeting, three directors will be elected to fill positions in Class II, whose term expires at the Annual Meeting. Mr. Cash, Ms. O’Brien and Mr. Smith, each of whom is a current Class II director, are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and has been approved by the Board of Directors. Each of the nominees for Class II, if elected, will serve for a three-year term expiring at the 2017 Annual Meeting, or until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal from the Board.

On February 4, 2014, following a search by the Governance and Nominations Committee to identify suitable director candidates, the Board elected T. Michael Nevens to fill a vacancy in Class III of the Board. The term of office for Class III Directors continues until the 2015 Annual Meeting, or until their successors are duly elected and qualified. Our bylaws, however, limit the term of office of any director elected by the Board of Directors to fill a vacancy to a term that lasts until the first annual meeting following election. Mr. Nevens is therefore a nominee for election at the Annual Meeting. Our bylaws also provide that any director so elected will serve out the remainder of the term of the class to which such director was elected. Accordingly, if elected by stockholders at the Annual Meeting, Mr. Nevens will serve the remainder of his term as a Class III director until the 2015 Annual Meeting, or until his successor is elected and qualified.

Director Qualifications

The Governance and Nominations Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibility to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to ensure that the

Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, skills and relationships relevant to Ciena’s business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of the New York Stock Exchange and the SEC, such as the requirements to have a majority of independent directors and an audit committee financial expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance to determine suitability for continued service, taking into consideration, among other things, each director’s contributions to the Board, the value of the continuity of his or her service, and the individual’s familiarity with Ciena’s business, operations or markets.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may reduce the number of directors that constitute the entire Board of Directors.

Information Regarding Nominees and Continuing Directors

Information for each person nominated for election as a director at the Annual Meeting, including age, term of office and business experience, including directorships during the past five years, as well as for each director continuing service on the Board, is set forth below. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes or skills that factored into the determination by the Governance and Nominations Committee and by our Board of Directors that each such person should serve as a director on our Board.

Nominees for Election to Board — Class II Directors with Terms Expiring in 2014

Harvey B. Cash
Mr. Cash, age 75, has served as a Director of Ciena since April 1994. Mr. Cash is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California, which he joined in 1985. Mr. Cash serves on the board of directors of First Acceptance Corp., Silicon Laboratories, Inc. and Argonaut Group, Inc. and has previously served on the board of directors of i2 Technologies, Inc., Voyence, Inc. and Staktek Holdings, Inc.

As a result of his tenure with Ciena, Mr. Cash has strong institutional knowledge of Ciena’s business and industry, which he is able to leverage in his capacity as Ciena’s lead independent director and as Chairperson of the Committee on Governance and Nominations. As a venture capital professional, Mr. Cash also brings to the Board expertise, deep experience and extensive relationships in the high technology sector in general, including the component and chip industries, and the telecommunications industry in particular. The Board believes that Mr. Cash’s experience in venture capital offers important insight into market conditions, strategic investments and emerging technologies.

Judith M. O’Brien
Ms. O’Brien, age 63, has served as a Director of Ciena since July 2000. Since November 2012, Ms. O’Brien has served as a partner and head of the Emerging Company Practice Group at the law firm of King & Spalding. From November 2006 through December 2010, Ms. O’Brien served as Executive Vice President and General Counsel of Obopay, Inc., a provider of mobile payment services. From February 2001 until October 2006, Ms. O’Brien served as a Managing Director at Incubic Venture Fund, a venture capital firm. Ms. O’Brien was a lawyer with Wilson Sonsini Goodrich & Rosati, where, from February 1984 to February 2001, she was a partner specializing in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien serves on the board of directors of Theatro Labs, Inc. a privately held company, and has previously served on the board of directors of Adaptec, Inc.

Nominees for Election to Board — Class II Directors with Terms Expiring in 2014

Judith M. O’Brien (cont’d)
As a result of both her experience working in a private law firm focused on technology companies, and her service as a venture capital professional and as in-house general counsel, the Board believes that Ms. O’Brien provides an important perspective with respect to the overall technology sector and in identifying and assessing legal and regulatory risks. The Board benefits from Ms. O’Brien’s expertise in assessing and structuring strategic transactions, including capital raising opportunities, intellectual property matters, acquisitions, joint ventures and strategic alliances. Ms. O’Brien also brings extensive knowledge and experience in the areas of executive compensation and corporate governance to her service as Chairperson of the Compensation Committee and her membership on the Governance and Nominations Committee.

Gary B. Smith
Mr. Smith, age 53, joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Mr. Smith has served on Ciena’s Board of Directors since October 2000. Prior to his current role, his positions with Ciena have included Chief Operating Officer and Senior Vice President, Worldwide Sales. Mr. Smith previously served as Vice President of Sales and Marketing for INTELSAT and Cray Communications, Inc. Mr. Smith also serves on the board of directors of Avaya Inc. and CommVault Systems, Inc. Mr. Smith is a member of the President’s National Security Telecommunications Advisory Committee, the Global Information Infrastructure Commission and the Center for Corporate Innovation.

As the Chief Executive Officer of Ciena, Mr. Smith brings his leadership skills, industry experience and comprehensive knowledge of Ciena’s business, financial position, and operations to Board deliberations. Having led the company for over twelve years, including through a transformative acquisition and complex integration, Mr. Smith offers the Board a unique perspective on the strategic and operational challenges and opportunities faced by Ciena. With almost 30 years of experience in the telecommunications industry, during which time he has lived and worked on four continents, Mr. Smith’s global industry sales and marketing experience also provide the Board an important perspective into Ciena’s markets and business and selling strategies.

Nominee for Election to Board — Class III Director with Term Expiring in 2015

T. Michael Nevens
Mr. Nevens, age 64, has served as a Director of Ciena since February 2014. Since 2006, Mr. Nevens has served as senior adviser to Permira Advisers, LLC, an international private equity fund. From 1980 to 2002, Mr. Nevens held various leadership positions at McKinsey & Co., most recently as a director (senior partner) and as managing partner of the firm’s Global Technology Practice. He also served on the board of the McKinsey Global Institute, which conducts research on economic and policy issues. Mr. Nevens is a member of the Advisory Council of the Mendoza College of Business at the University of Notre Dame, where he has been an adjunct professor of Corporate Governance and Strategy. Mr. Nevens also serves on the board of directors of NetApp, Inc. and Altera Corporation.

The Board believes that Mr. Nevens’ substantial experience with and exposure to a wide variety of companies and their corporate strategies, both as a private equity adviser and management consultant, will provide the Board with expertise in the areas of strategic and long-term business planning and competitive strategy. Mr. Nevens is further expected to provide the Board with insight on corporate governance changes affecting public companies. The Board also believes that it will benefit from Mr. Nevens’ experience as a director of other global, high technology companies.

Continuing Directors — Class III Directors with Terms Expiring in 2015

Bruce L. Claflin
Mr. Claflin, age 62, has served as a Director of Ciena since August 2006. Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to joining 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices (AMD), where he is currently Chairman of the Board and Chairman of its Nominating and Governance Committee.

The Board believes that Mr. Claflin’s prior service as a Chief Executive Officer of a technology company in an adjacent industry provides the Board with a high level of expertise and experience in the operations of a global, high technology company. In addition to his strategic insights, Mr. Claflin brings to the Board his previous management and oversight experience relating to sales, marketing, research and development, supply chain management and manufacturing. Mr. Claflin also brings to the Board experience in international business transactions, risk management, executive compensation and a business-oriented approach to resolving operational challenges. The Board also benefits from Mr. Claflin’s service as Chairman of the Board of a public technology company.

Patrick T. Gallagher
Mr. Gallagher, age 58, has served as a Director of Ciena since May 2009. Mr. Gallagher currently serves as Chairman of Harmonic Inc., a global provider of high-performance video solutions to the broadcast, cable, telecommunications and managed service provider sectors. From March 2008 until March 2012, Mr. Gallagher was Chairman of Ubiquisys Ltd., a leading developer and supplier of femtocells for the global 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro 4 plc, a global software solutions company, and from May 2006 until March 2008, he served as Vice Chairman of Golden Telecom Inc., a leading facilities-based provider of integrated communications in Russia and the CIS. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group and, prior to that role, held various senior management positions at British Telecom. Mr. Gallagher also serves on the board of directors of Sollers JSC.

The Board believes that Mr. Gallagher’s extensive international business experience provides the Board with expertise in and an important perspective regarding international transactions and markets. His experience as a senior executive of major European telecommunications service providers offers the Board insight into carrier customer perspectives as well as industry opportunities, marketing and sales strategies and operational challenges outside of the United States. His industry background and prior management expertise also provide the Board with significant industry knowledge in submarine and wireless network applications and strategic growth market opportunities for Ciena. The Board also benefits from Mr. Gallagher’s experience as a director of public companies in both the United States and Europe.

Continuing Directors — Class I Directors with Terms Expiring in 2016

Lawton W. Fitt
Ms. Fitt, age 60, has served as a Director of Ciena since November 2000. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. In addition to her service as a director of non-profit organizations, Ms. Fitt currently serves on the board of directors of Thomson Reuters, The Carlyle Group LP and The Progressive Corporation, and she has previously served on the board of directors of Overture Acquisition Corporation and Frontier Communications Company.

The Board believes that Ms. Fitt’s substantial investment banking experience and expertise in structuring and negotiating acquisition and financing transactions, together with her understanding of the capital markets, are significant assets for the Board. Ms. Fitt brings a strong financial background to her service as Chairperson of the Audit Committee along with significant experience in the areas of raising capital, financial oversight and risk analysis. The Board also believes it benefits from Ms. Fitt’s previous executive management experience and from her service as a director and member of the audit committee of other companies.

Patrick H. Nettles, Ph.D
Dr. Nettles, age 70, has served as a Director of Ciena since April 1994 and as Executive Chairman of the Board of Directors since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board of Directors and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and serves on the board of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles has previously served on the board of directors of Apptrigger, Inc., formerly known as Carrius Technologies, Inc., and Optiwind Corp, a privately-held company.

As a founder and former Chief Executive Officer of Ciena, the Board believes that Dr. Nettles provides significant institutional and industry knowledge and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Dr. Nettles’ executive management experience with Ciena, along with his operational management experience and technical expertise, provide the Board a unique perspective and enable him to make significant contributions to the Board. The Board also benefits from Dr. Nettles’ experience as a public company director.

Michael J. Rowny
Mr. Rowny, age 63, has served as a Director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny’s career in business and government has also included positions as Chairman and Chief Executive Officer of the Ransohoff Company, Chief Executive Officer of Hermitage Holding Company, Executive Vice President and Chief Financial Officer of ICF Kaiser International, Inc., Vice President of the Bendix Corporation, and Deputy Staff Director of the White House. Mr. Rowny also serves on the board of directors of Neustar, Inc.

Michael J. Rowny (cont’d)
The Board believes that Mr. Rowny, in his role as the Audit Committee Financial Expert, provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight. In addition to his previous executive management and experience in international and telecommunications businesses, Mr. Rowny brings to the board a strong understanding of the capital markets, cash management practices and strategic business opportunities, including acquisitions and other investments. The Board also benefits from Mr. Rowny’s experience as a public company director.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the election of the three Class II nominees and the Class III nominee listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Ciena has adopted a number of policies and practices, some of which are described below, which highlight its commitment to sound corporate governance principles. Ciena also maintains a corporate governance page on its website that includes additional related information, as well as Ciena’s bylaws, codes of conduct, principles of corporate governance, and the charters for each of the Audit Committee, Compensation Committee and Governance and Nominations Committee. The corporate governance page can be found by clicking on the “Corporate Governance” link of the “Investors” section of our website at www.ciena.com.

Transfer to the New York Stock Exchange

On December 11, 2013, the Board of Directors approved the transfer of the listing of our common stock from The NASDAQ Stock Market to the New York Stock Exchange. Our common stock began trading on the New York Stock Exchange on December 23, 2013 under the stock symbol “CIEN”. Amounts in this proxy statement that are based on the trading price of our common stock on the last trading day of fiscal 2013 reflect the trading price of our common stock on The NASDAQ Stock Market on November 1, 2013. Ciena has a 52 or 53-week fiscal year, which ends on the Saturday nearest to the last day of October in each year, with fiscal 2013 ending on November 2, 2013.

Independent Directors

In accordance with the current listing standards of the New York Stock Exchange, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees and executive officers of Ciena, all of its members are “independent directors,” using the definition of that term in the listed company manual of the New York Stock Exchange. Also, all members of the Board’s standing Audit, Compensation and Governance and Nominations Committees, more fully described below, are independent directors.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from stockholders. Stockholders may send written communications to the entire Board of Directors, to the independent directors serving on the Board, or to any of the Board’s committees, by addressing communications to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Communication by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board of Directors, the independent directors or one or more committees of the Board of Directors. As a general matter, the Corporate

Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All new employees are required to complete training on our Code of Business Conduct and Ethics, and we conduct both recurring employee affirmations with respect to our Code of Business Conduct and Ethics and periodic training and communication related to specific topics contained therein.

In accordance with the Sarbanes-Oxley Act of 2002, Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to deter wrongdoing and to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC.

A copy of both Ciena’s Code of Business Conduct and Ethics and its Code of Ethics for Senior Financial Officers can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary.

Principles of Corporate Governance, Bylaws and Other Governance Documents

Our Board of Directors has adopted Principles of Corporate Governance and other corporate governance documents that supplement certain provisions of our bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of the key governance features of our Principles of Corporate Governance, bylaws and other governance documents are summarized below.

Majority Vote Standard in Director Elections.  Ciena’s bylaws and Principles of Corporate Governance provide that, in the case of an uncontested election, each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, “a majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), however, directors will be elected by plurality vote.

As a condition of their nomination, incumbent directors and director nominees are required to submit to Ciena an irrevocable resignation that becomes effective only if (i) that person fails to receive a majority vote in an election; and (ii) the Board of Directors accepts his or her resignation. Should any director fail to receive a majority of the votes cast in an uncontested election, the Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. No later than 90 days following the date of the certification of the election results, the Board of Directors will disclose its decision by press release and a Form 8-K filed with the SEC. The Board of Directors will provide a full explanation of the process by which the decision was reached and, if applicable, the rationale for rejecting the resignation. If a resignation is accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill the vacancy or to reduce the size of the Board of Directors.

Any director whose resignation is being considered is not permitted to participate in the recommendation of the Governance and Nominations Committee or the decision of the Board as to his or her resignation. If the resignations of a majority of the members of the Governance and Nominations Committee were to become effective as a result of the voting, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Selection of Board Members; Vacancies.  For any director elected by the Board of Directors to fill a vacancy, Ciena’s bylaws limit the term of office of such person to the period from election until the first annual meeting following election, at which time such person is required to stand for election by the stockholders to serve out the remainder of the term of the class to which such person was elected.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to our Board of Directors. In the event that a director wishes to join the board of directors of another public company in excess of this limit, our Board, in its sole discretion, will determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities, and such other factors or considerations as our Board deems relevant. In selecting nominees for election as a director, the Governance and Nominations Committee and the Board will take into account the other demands on the time of a candidate and will avoid candidates whose other responsibilities might interfere with effective service on our Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director will tender his or her resignation to the Board of Directors. In considering the notice of resignation, the Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board will act promptly on the matter with any acceptance of such resignation to be promptly publicly disclosed.

Stock Ownership Requirements.  In order to further align the interests of Ciena’s executive officers and directors with those of Ciena’s stockholders, and to illustrate and promote our commitment to sound corporate governance, we maintain stock ownership guidelines for executive officers and non-employee directors. These guidelines require such persons to hold shares of Ciena stock of a value equal to the lesser of a multiple of annual base salary or a fixed number of shares as follows:

Position	Stock Ownership Requirement
CEO & Executive Chairman	Lesser of 3.0x annual base salary or 100,000 shares
Executive Officers	Lesser of 1.5x annual base salary or 40,000 shares
Non-Employee Directors	Lesser of 3.0x annual retainer or 15,000 shares

Each executive officer has until the later of December 2014 or five years from the date such individual first becomes subject to the guidelines to attain the requisite stock ownership. Shares that count toward satisfaction of the stock ownership guidelines include: (i) shares owned outright by such person or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of such person or his or her family; and (iii) shares purchased on the open market. Unexercised stock options, whether or not vested, and unvested restricted stock units, do not count toward the satisfaction of the guidelines. The guidelines may be waived, at the Governance and Nominations Committee’s discretion, if compliance would create hardship or prevent compliance with a court order.

Prohibition Against Pledging Ciena Securities and Hedging Transactions. In accordance with Ciena’s Insider Trading Policy, directors and executive officers are prohibited from pledging Ciena securities and engaging in hedging transactions with respect to Ciena securities. Ciena specifically prohibits directors and executive officers from holding Ciena securities in any margin account for investment purposes or otherwise using Ciena securities as collateral for a loan. Such persons are also prohibited from purchasing certain instruments (including prepaid variable forward contracts, equity swaps and collars) and engaging in transactions designed to hedge or offset any decrease in the value of Ciena securities.

Committee Responsibilities.  The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. At each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Executive Sessions.  Our independent directors on the Board of Directors meet regularly in executive session without employee-directors or other executive officers present. The lead independent director presides at these meetings.

Outside Advisors.  The Board of Directors, and each of its standing committees, may retain outside advisors and consultants at its discretion and at Ciena’s expense. Management’s consent to retain outside advisors is not required.

Board Effectiveness.  To ensure that our Board of Directors and its committees are performing effectively and in the best interests of Ciena and its stockholders, the Board performs an annual assessment, overseen by the Governance and Nominations Committee, of itself, its committees and each of its members.

Copies of our Principles of Corporate Governance and bylaws can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Board Leadership Structure

Although our Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman should be separate, Ciena has separately maintained these positions since 2001. Separating the Executive Chairman and Chief Executive Officer roles allows us efficiently to develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership. Mr. Smith currently serves as Chief Executive Officer and Dr. Nettles, who previously served as Chief Executive Officer until Mr. Smith assumed that role in 2001, serves as Executive Chairman.

One of our independent Board members is elected to serve as lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders, when appropriate, the lead independent director will also be available for consultation and direct communication. Mr. Cash currently serves as Ciena’s lead independent director.

The Board believes that its leadership structure is appropriate for Ciena. Through the role of the lead independent director, the independence of the Board’s committees, and the regular use of executive sessions of the independent directors, the Board is able to maintain independent oversight of our business strategies and activities. These features, together with the role and responsibilities of the lead independent director described above, work to ensure a full and free discussion of issues that are important to Ciena and its stockholders. At the same time, the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Dr. Nettles brings to the role of Executive Chairman.

Board Oversight of Risk

The Board of Directors believes that risk management is an important part of establishing, updating and executing Ciena’s business strategy. The Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the company. The Board focuses its oversight on the most significant risks facing the company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The Board and its committees receive regular reports from members of senior management on areas of material risk to the company, including strategic, operational, financial, legal and regulatory risks. The Board also receives an annual report from senior management on the status of any material risks as part of Ciena’s enterprise risk management program. While the Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the company.

The Audit Committee as part of its responsibilities oversees the management of financial risks, including but not limited to accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and financial results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the company’s internal audit function and its independent registered public accounting firm, as well as the company’s systems of internal controls and disclosure controls and procedures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Governance and Nominations Committee oversees the management of risks associated with the company’s overall compliance and corporate governance practices, and the independence, composition and compensation of the Board. Each of these committees provides regular reports to the full Board on at least a quarterly basis.

Committees of the Board of Directors and Meetings

During fiscal 2013, the Board of Directors held six meetings. The three standing committees of the Board of Directors held meetings as follows:

•	the Audit Committee held eight meetings;

•	the Compensation Committee held eight meetings; and

•	the Governance and Nominations Committee held six meetings.

All of our directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and the committees on which they served during fiscal 2013. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting. All of our directors attended Ciena’s 2013 Annual Meeting.

Composition of Standing Committees

The table below details the composition of Ciena’s standing Board committees as of fiscal 2013 year-end. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors. Upon his February 4, 2014 election to the Board of Directors, Mr. Nevens was appointed to the Audit Committee.

Director	Audit Committee	Compensation Committee	Governance and Nominations Committee
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X	X
Lawton W. Fitt	Chairperson
Patrick T. Gallagher	X		X
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the independence standards of the New York Stock Exchange. The Board of Directors has determined that each member of the Audit Committee is financially literate, as interpreted by the Board in its business judgment. The Board has also determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act and an “independent director” as independence for audit committee members is defined in the New York Stock Exchange listing standards.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses audit plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, obtains and reviews a report of Ciena’s independent registered public accounting firm describing certain matters required by the listing standards of the New York Stock Exchange, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee also reviews and considers any related person transactions in accordance with our Policy on Related Person Transactions and applicable rules of the New York Stock Exchange.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations regarding various aspects of the Board of Directors, including its size, composition, standing committees and practices. The Governance and Nominations Committee also reviews and implements corporate governance policies, practices and procedures. The Governance and Nominations Committee conducts an annual review of the performance of the Board of Directors and its individual members. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation, composition and independence of its non-employee members. The members of the Governance and Nominations Committee are all independent directors under applicable rules of the New York Stock Exchange.

It is the policy of the Governance and Nominations Committee to consider recommendations for nomination from other sources, including Ciena’s officers, directors and stockholders. In considering these recommendations, the Governance and Nominations Committee utilizes the same standards described in “Director Qualifications” above, and considers the current size and composition of the Board, and the needs of the Board and its committees. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Stockholders who wish to recommend potential nominees may address their recommendations in writing to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. For a description of the process by which stockholders may nominate directors in accordance with our bylaws, please see “Stockholder Proposals for 2015 Annual Meeting” below.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, and administers compensation plans for executive officers and non-executive employees. The Compensation Committee seeks to ensure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical objectives and the profitable growth of Ciena;

•	reward employees for individual and corporate performance; and

•	align executive compensation with stockholder interests.

In making compensation decisions, the Committee also seeks to promote teamwork among and high morale within our executive team.

The Compensation Committee determines the compensation of our executive officers. As part of this determination, the Compensation Committee annually evaluates the performance of our Chief Executive Officer and Executive Chairman, and considers evaluations by or recommendations from our Chief Executive Officer regarding the other executive officers. The Committee also receives information from its independent compensation consultant, as described below. The Committee reviews and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For detailed information regarding the Compensation Committee, its determination of the form and amount of compensation paid to our executive officers, including the “Named Executive Officers,” and Mr. Smith’s role in such determination, please see “Compensation Discussion and Analysis” below.

The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and comply with the independence requirements of the New York Stock Exchange. The Compensation Committee’s charter permits the Committee to delegate authority to our Chief Executive Officer to make equity awards in connection with new hires, promotions and other discretionary awards. The Board of Directors has delegated limited authority to Mr. Smith to make equity awards to employees who are not part of the executive leadership team, within certain parameters and guidelines applicable to, among other things, the size, terms and conditions of such awards. The Compensation Committee regularly reviews at its meetings quarterly and year-to-date grant activity pursuant to this delegated authority.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2013, the Committee engaged Compensia, Inc., a national compensation consulting firm. Prior to engaging Compensia, the Committee considered and assessed Compensia’s independence. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Compensia to be engaged to perform any services for Ciena beyond those services provided to the Committee. The Committee has sole authority to retain or terminate Compensia as the Committee’s executive compensation consultant and to approve its fees and other terms of engagement. The Committee regularly, but not less than annually, considers the independence of its compensation consultant and determines whether any related conflicts of interest require disclosure.

In establishing executive compensation for fiscal 2013, the Compensation Committee relied upon Compensia to:

•	assist in the selection of a group of peer companies;

•	provide information on compensation paid by peer companies to their executive officers;

•	analyze survey data to supplement publicly available information on compensation paid by peer companies;

•	advise on alternative structures, forms of compensation and allocation considerations;

•	advise the Committee on appropriate levels of compensation for the Named Executive Officers and the other members of the executive leadership; and

•
prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant detail, the projected value of vested and unvested awards outstanding, and a competitive assessment of compensation relative to a peer group.

In addition to its advisory work regarding executive compensation during fiscal 2013, Compensia was also engaged by the Committee to provide assistance in evaluating the compensation of the Board of Directors as set forth below; provide data and analysis relating to the Committee’s consideration of the terms and conditions of the change in control severance agreement described in “Potential Payments Upon Termination or Change in Control” below; and participate in or provide assistance with respect to the Committee’s annual compensation risk assessment and its review of the Compensation Discussion and Analysis included in these proxy materials.

Compensation Committee Interlocks and Insider Participation

Messrs. Cash and Claflin and Ms. O’Brien, who comprised the Compensation Committee as of the end of fiscal 2013, are independent directors and were not, at any time during fiscal 2013, or at any other time, officers or employees of Ciena. During fiscal 2013, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract, and to compensate fairly, highly qualified, independent directors to represent stockholders on the Board of Directors and to act in the stockholders’ best interest. The Governance and Nominations Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board of Directors.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as Executive Chairman of the Board, and Mr. Smith, who serves as Ciena’s President and Chief Executive Officer. Except as set forth in “Equity Compensation” below, Dr. Nettles does not receive compensation for his services as a director. Because Mr. Smith is a Named Executive Officer, information regarding the determination of his executive compensation can be found in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” below. Mr. Smith does not receive compensation for his service as a director.

Fiscal 2013 Board Compensation

For the purpose of determining Board compensation for fiscal 2013, the Compensation Committee engaged Compensia to assist in evaluating the competitiveness of our director compensation program. This evaluation was then reviewed by our Governance and Nominations Committee. The Governance and Nominations Committee considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Governance and Nominations Committee also specifically considered both the amounts payable under and the various components of our director compensation program, as well as the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive officer compensation. After considering the factors above and the recommendations of the Governance and Nominations Committee, our Board of Directors approved a director compensation program for fiscal 2013 that:

•	made no changes to cash compensation elements payable to directors, including for directors serving upon committees or as chairpersons thereof,

•	decreased, from $200,000 to $150,000, the target delivered value for initial equity compensation awards in the form of restricted stock units (“RSUs”) issued to new directors upon election; and

•	increased, from $125,000 to $150,000, the target delivered value for annual equity compensation awards in the form of RSUs issued to existing directors.

The cash and equity components of the fiscal 2013 director compensation program are further described below.

Cash Compensation.  Our cash compensation program for non-employee directors for fiscal 2013 was as follows:

Amount ($)
Cash Compensation
Non-Employee Director Annual Retainer	$50,000
Additional Annual Retainer for Lead Independent Director	$10,000
Audit Committee Annual Retainer	$35,000 (Chairperson) $15,000 (other directors)
Compensation Committee Annual Retainer	$25,000 (Chairperson) $10,000 (other directors)
Governance and Nominations Committee Annual Retainer	$15,000 (Chairperson) $6,000 (other directors)

Under this program, the Board of Directors does not pay meeting attendance fees unless the Board, or any standing Board committee, is required to hold an unusually high number of meetings. In the event that the Board or a standing Board committee holds more than ten meetings in a fiscal year, each non-employee director (as applicable) will be entitled to receive an additional $1,500 per meeting for the Chairperson, or an additional $1,000 per meeting for other directors. In the event that the Board, or a standing Board committee, creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee or subcommittee will be entitled to receive an additional $1,000 per meeting. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

We pay the retainer fees set forth above in quarterly installments. Meeting attendance fees, when applicable, are generally paid promptly following the end of the fiscal year.

Equity Compensation.  Our equity compensation program for non-employee directors and Dr. Nettles for fiscal 2013 was as follows:

Target Delivered Value ($)
Equity Compensation
Initial RSU Award Upon Election or Appointment	$150,000
Annual RSU Award — Non-Employee Directors	$150,000
Annual RSU Award — Executive Chairman of the Board	$150,000

The actual number of shares underlying RSU awards granted in order to achieve the applicable “target delivered value” in the table above is determined based on the average closing price of Ciena’s common stock over the 30-day period immediately prior to the date of the grant. Initial equity awards are made upon first election or appointment to the Board of Directors, with the target delivered value prorated for the fiscal year based on date of election or appointment. Initial equity awards vest in equal annual installments over a three-year period from the date of grant. Annual equity awards are made on the date of each Annual Meeting of stockholders and vest in equal annual installments over a three-year period from the date of grant. Vesting of the RSU awards is subject to acceleration upon the director’s death, disability, retirement, or upon or in connection with a change in control of Ciena. Delivery of the shares upon vesting is subject to any applicable instruction provided by the director under the Directors’ Restricted Stock Deferral Plan described below.

Director Compensation Table

The following table and the accompanying footnotes describe the “total compensation” received by our non-employee directors and by Dr. Nettles during fiscal 2013.

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Patrick H. Nettles, Ph.D.	—	$158,211	—	$322,720	$480,931
Harvey B. Cash	$85,000	$158,211	—	—	$243,211
Bruce L. Claflin	$75,000	$158,211	—	—	$233,211
Lawton W. Fitt	$85,000	$158,211	—	—	$243,211
Patrick T. Gallagher	$71,000	$158,211	—	—	$229,211
Judith M. O’Brien	$81,000	$158,211	—	—	$239,211
Michael J. Rowny	$65,000	$158,211	—	—	$223,211
_______________________________________

(1)	Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards granted during fiscal 2013, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Aggregate grant date fair value for the directors is calculated using the closing price of our common stock on March 20, 2013, the grant date for each director’s award. Each of these awards was granted under the 2008 Omnibus Incentive Plan (“2008 Plan”) and vests over a three-year period from the date of grant. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any director based on a number of factors, including the number of shares that ultimately vest, the effect of any deferral elections, the timing of any sale of shares, and the market price of our common stock. For information regarding the number of unvested RSUs held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2013, see the “Outstanding Equity Awards for Directors at Fiscal Year End” table below.

(3)
Non-employee directors do not receive any perquisites or other personal benefits or property as part of their compensation. Dr. Nettles does not receive cash compensation for his service as a director; the amount reported as “All Other Compensation” for Dr. Nettles reflects (a) his $300,000 annual base salary for service as an executive officer of Ciena during fiscal 2013, (b) the incremental expense of an insurance premium paid by Ciena for a supplemental executive long-term disability insurance policy held by Dr. Nettles, (c) Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms; and (d) financial planning and tax preparation services generally made available to all Named Executive Officers, subject to a $10,000 annual limit per tax year on such services.

Outstanding Equity Awards for Directors at Fiscal Year-End

The following table sets forth, on an aggregate basis, information related to unexercised stock options and unvested RSU awards held by each of the non-employee directors and by Dr. Nettles as of the end of fiscal 2013. We have not granted stock options to our non-employee directors since fiscal 2006. A significant portion of the stock options held by our directors and reported in the table below were “out-of-the-money,” based upon the $23.25 closing market price per share of Ciena common stock as of the last trading day of fiscal 2013.

Outstanding Equity Awards at Fiscal Year-End

	Unexercised Option Awards		Stock Awards
	Aggregate Number of Shares Underlying Exercisable Options	Aggregate Number of Shares Underlying Unexercisable Options	Aggregate Number of Unvested Shares or Units
Name	(#)	(#)	(#)
Patrick H. Nettles, Ph.D.	46,071	—	16,480
Harvey B. Cash	8,928	—	16,480
Bruce L. Claflin	6,428	—	16,480
Lawton W. Fitt	8,928	—	16,480
Patrick T. Gallagher	—	—	16,480
Judith M. O’Brien	8,928	—	16,480
Michael J. Rowny	13,451	—	16,480

Directors’ Restricted Stock Deferral Plan

The Directors’ Restricted Stock Deferral Plan allows non-employee directors to defer receipt of all or a portion of the shares underlying RSU awards granted in connection with their service on the Board of Directors. Generally, deferral elections may only be made for awards to be granted in a subsequent calendar year. Directors can elect the amount deferred, the deferral period and the form of distribution of their shares. If a director elects to defer any portion of an award, upon the vesting of that award, we credit a stock account with the amount deferred. There are no other investment options under the plan and all accounts are distributed in shares of Ciena common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death or termination of service, a change in control of Ciena or termination of the plan.

PROPOSAL NO. 2

AMENDMENT OF CIENA’S 2008 OMNIBUS INCENTIVE PLAN

Overview

We are requesting that our stockholders vote in favor of the proposed amendment of our 2008 Omnibus Incentive Plan, which we sometimes refer to in this proposal as the “2008 Plan.” On February 4, 2014, upon recommendation of the Compensation Committee, the Board of Directors approved an amendment of the 2008 Plan to increase, by 6.6 million shares, the number of shares of Ciena common stock available for issuance under the 2008 Plan, subject to stockholder approval at the Annual Meeting. A copy of the proposed amendment of the 2008 Plan is attached as Annex A to this proxy statement.

Our 2008 Plan is our only equity incentive compensation plan under which we are granting equity incentive awards, such as stock awards, to directors, officers and employees. As of January 1, 2014, 2,822,218 shares remained available for issuance under the 2008 Plan. We believe that this remaining amount is insufficient to meet our equity compensation requirements beyond fiscal 2014.

Why You Should Vote for the 2008 Plan Amendment

We believe that the 2008 Plan is important to our continued growth and success. The purpose of the 2008 Plan is to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals an opportunity to acquire a direct proprietary interest in the operations and future success of Ciena will motivate them to serve Ciena and to expend maximum effort to improve our business and results of operations. We believe that equity awards under the 2008 Plan are a valuable incentive to participants and benefit stockholders by aligning more closely the interests of participants in the 2008 Plan with those of our stockholders.

A combination of factors in recent years has driven increased share issuance under the 2008 Plan, thereby reducing the shares remaining available under the plan, including:

•
Exclusive use of RSU and performance stock unit (“PSU”) awards in recent years, as compared to stock option awards, has more quickly depleted the shares available under the 2008 Plan due to the application of a 1.31 for 1 fungible share ratio applied to full-value stock awards granted under the 2008 Plan;

•
Efforts to preserve cash resources have resulted in increased reliance upon equity compensation and share usage to achieve targeted market compensation levels for executive and non-executive employees; and

•	Our employee headcount has more than doubled since the end of fiscal 2009.

Despite the dynamics above, we believe that our usage of the 2008 Plan illustrates our commitment to best practices in equity compensation, prudent use of these limited resources and the promotion of a strong alignment with stockholder interest, as exhibited by our awards and plan design. We ask stockholders to vote for the proposed amendment of the 2008 Plan for the following reasons:

We manage our use of equity incentive awards carefully and maintain a reasonable “burn rate.” The Compensation Committee carefully monitors our total dilution, burn rate and equity expense to ensure that we maximize stockholder value and exercise prudence by granting only such number of equity awards as we deem necessary to attract, reward and retain our employees. Burn rate is defined as the number of shares subject to equity awards issued in a fiscal year as a percentage of Ciena’s weighted average shares outstanding. Ciena’s three-year average burn rate of 3.53% is considerably lower than the 5.49% burn rate used by Institutional Shareholder Services (ISS) to assess companies in our industry.

Ciena’s equity “overhang” is reasonable compared to peers and includes a large number of awards “underwater” or expiring in the near term. Overhang is defined as stock awards and option awards outstanding, plus shares remaining available for grant under the 2008 Plan. The Compensation Committee carefully monitors our equity overhang and considers Ciena’s overhang as compared to its peers. According to recent available data, we believe Ciena’s overhang approximates the 24th percentile of the peer group used by our Compensation Committee to consider executive compensation. In addition, Ciena’s equity overhang at January 1, 2014 includes approximately 1.8 million shares underlying stock options. Ciena has not granted stock options broadly in many years and the weighted average remaining term of our outstanding options is 2.49 years. Approximately 52% of our stock options outstanding at January 1, 2014 were “out of the money” (i.e., having an exercise price above the current trading price).

 Equity awards made to our executive team in recent years have included a sizable at-risk performance based component. In recent years, our Compensation Committee has allocated approximately 50% of its targeted equity compensation to our executive team in the form of at-risk, performance based stock units, reflecting our commitment to using equity awards as a significant part of our approach to performance-based compensation. Further, approximately 60% of the value of equity awards granted to our Chief Executive Officer with respect to fiscal 2014 executive compensation were in the form of PSUs.

Equity incentive awards are an important part of our overall compensation philosophy.  The 2008 Plan is critical to our ongoing effort to build stockholder value. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity incentive awards have historically been and remain a critically important component of our compensation program. Our Compensation Committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our Compensation Committee believes that equity compensation provides a strong incentive for employees to work to grow the business and build stockholder value.

Limited share availability or share exhaustion under the 2008 Plan would harm the competitiveness of our compensation program. Our Compensation Committee believes that equity-based awards are a particularly effective compensation vehicle, as compared to cash compensation, for a growth-oriented company like Ciena, because such awards align employee and stockholder interests while having a smaller impact on current income and cash flow. Limited shares remaining available for issuance under the 2008 Plan could restrict our ability to grant equity awards that align with our compensation philosophy and negatively impact our ability to offer competitive equity compensation. We believe that our inability to award meaningful equity compensation could result in difficulty attracting, retaining and motivating our employees.

2008 Plan Design Highlights Ciena’s Commitment to Compensation Best Practices. The 2008 Plan includes a number of important provisions, summarized below, that are designed to protect our stockholders’ interests and that reflect Ciena’s commitment to best practices and effective management of equity compensation:

•
Plan Limits and Additional Shares. The 2008 Plan authorizes a fixed number of shares and requires stockholder approval to increase the maximum number of securities that may be issued thereunder. The 2008 Plan does not contain an evergreen provision or other feature which periodically adds new shares for grant thereunder.

•
Application of Fungible Share Ratio for Counting Grant of Full Value Awards. Under the 2008 Plan, every share underlying RSUs and PSUs is subject to a fungible share ratio that reduces the number of shares remaining available for issuance under the plan by a factor greater than one. The current fungible share ratio is 1.31 shares for each full value share awarded.

•
Reasonable Share Counting Provisions. In general, when awards granted under the 2008 Plan expire or are canceled without having been fully exercised, the shares reserved for those awards will be returned to the share reserve and will be available for future awards. However, shares of common stock that are delivered to the grantee or withheld by Ciena as payment of the exercise price in connection with the exercise of a stock option or payment of the tax withholding obligation in connection with any award, are not returned to the share reserve.

•
Minimum Vesting Periods on Full Value Awards.  The 2008 Plan provides that restricted stock and stock units subject to time-based vesting conditions may not vest in full in less than three years from the date of grant. Restricted stock and stock units subject to performance-based vesting conditions may not vest in full in less than one year from the date of grant. These minimum vesting periods are subject to exceptions where vesting has occurred due to (i) a participant’s death, disability or retirement, or (ii) a change in control of Ciena. Only a limited number of shares, equaling 5% of the shares authorized under the 2008 Plan, can be granted with, or subsequently modified to contain, terms that do not meet the minimum vesting period restrictions above.

•
No Discount Stock Options or Stock Appreciation Rights (SARs). All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date we have not granted any stock appreciation rights under the 2008 Plan.

•
No Repricing.  Under the 2008 Plan, repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without stockholder approval.

•
Change in Control Definition and Recoupment Mechanism. Our 2008 Plan has a definition of change of control that we believe is considered by ISS to be reasonable. The 2008 Plan also includes a mechanism that allows Ciena to recoup or “claw back” certain equity compensation in situations requiring forfeiture under the Sarbanes-Oxley Act of 2002 and circumstances where the grantee engaged in certain misconduct.

•
Stockholder Approval Required for Certain Amendments. Material amendments that will increase the benefits under the 2008 Plan (including changing the vesting restrictions described above), or that will increase the aggregate number of shares that may be issued under the plan, are prohibited without stockholder approval.

•
Section 162(m) Eligibility. Under the 2008 Plan, the Compensation Committee maintains the flexibility to approve equity and cash awards eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended.

Equity Awards Outstanding and Available

The table below includes information as of January 1, 2014 with respect to our (i) equity incentive compensation awards outstanding, and (ii) shares remaining available for grant under our 2008 Plan:

Equity Awards Outstanding and Available Summary

Stock options outstanding (1)	1,820,399
RSUs and PSUs outstanding	5,138,342
Shares remaining available for grant under 2008 Plan (2)	2,822,218
Weighted average exercise price of outstanding options	$24.84
Weighted average exercise price of exercisable options	$24.84
Weighted average remaining term of outstanding options (in years)	2.49
_______________________________________

(1) Of the stock options outstanding, approximately 52% were “underwater” (i.e., having an exercise price above the current trading price) as of January 1, 2014.
(2) Equivalent to approximately 2.0 million shares available for future stock awards given the applicable fungible share ratio under the 2008 Plan.

The amendment of the 2008 Plan will not be effective unless and until approved by stockholders. Participation and the types of awards under the 2008 Plan are subject to the discretion of the Compensation Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the amendment of the 2008 Plan is approved are not currently determinable. On the record date, there were ten executive officers, seven non-employee directors and approximately 4,800 employees who were eligible to participate in the 2008 Plan.

Summary Description of the 2008 Plan

A description of the provisions of the 2008 Plan is set forth below. This summary does not purport to be complete, and is qualified in its entirety by reference to the detailed provisions of the 2008 Plan, a copy of which is incorporated by reference as an exhibit to Ciena’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013.

Administration. The 2008 Plan is administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee qualify as both “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, and they comply with the independence requirements of the New York Stock Exchange. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board of Directors may also appoint one or more separate committees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the 2008 Plan with respect to participants, provided such grantees are not Ciena executive officers or directors. The Compensation Committee may delegate its authority under the Plan to the extent permitted by applicable law.

Common Stock Reserved for Issuance under the Plan. If stockholders approve this proposal and the 2008 Plan is amended, the shares remaining available for the issuance under the 2008 Plan will increase by 6.6 million shares. The common stock issued or to be issued under the 2008 Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by Ciena. If any shares covered by an award under the 2008 Plan or a prior plan (as defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 Plan. The number of shares of common stock available for issuance under the 2008 Plan will not be increased by any shares tendered or awards surrendered in connection with the purchase of shares of common stock upon exercise of a stock option or any shares of common stock deducted or forfeited from an award in connection with Ciena’s tax withholding obligations. The number of shares of common stock available for issuance under the 2008 Plan will also be increased by the number of shares subject to awards that are assumed or substituted in connection with the acquisition of another company.

Eligibility. Awards may be made under the 2008 Plan to officers, employees, directors, advisors and consultants of Ciena or its affiliates, and any other individual whose participation in the plan is determined to be in the best interests of Ciena by the Board of Directors.

Amendment or Termination of the Plan. The Board of Directors may terminate the 2008 Plan at any time and for any reason. The 2008 Plan will terminate, in any event, ten years after its effective date. The Board of Directors may also amend the 2008 Plan, provided that amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. In addition, amendments that will increase the benefits under the plan (including changing the vesting restrictions described above) or that will increase the aggregate number of shares that may be issued under the plan must be submitted for stockholder approval.

Options. The 2008 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code as well as stock options that do not qualify as incentive stock options.

The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for stock options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed ten years from the date of grant. If the grantee is a 10% stockholder, an option intended to be an incentive stock option will expire after five years. Subject to the minimum vesting periods described above, the Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The ability to exercise options may be accelerated by the Compensation Committee, subject to compliance with the 2008 Plan.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise.

No amendment or modification may be made to an outstanding stock option or stock appreciation right if that amendment or modification would be treated as a repricing under the rules of the stock exchange on which the shares of common stock are listed (currently the New York Stock Exchange), including replacement with cash or another award type, without the approval of Ciena’s stockholders.

Stock options and stock appreciation rights granted under the 2008 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the 2008 Plan provides flexibility should we determine to permit limited transfers of non-qualified stock options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards. The Compensation Committee may also award:

•
Unrestricted Stock, which are shares of common stock at no cost or for a purchase price determined by the Compensation Committee that are free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.

•	Restricted Stock, which are shares of common stock subject to restrictions.

•	Restricted Stock Units, which are rights to receive common stock subject to restrictions.

•
Stock Appreciation Rights, which are rights to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

•
Performance and Annual Incentive Awards, ultimately payable in common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year, annual, semi-annual or quarterly incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award earned based on the percentage achievement of these business criteria, the percentage achievement in excess of a threshold objective or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or whom the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the three highest compensated executive officers (other than the chief executive officer and chief financial officer) determined at the end of each fiscal year (the “covered employees”).

Effect of Certain Corporate Transactions. Certain change in control transactions, such as a sale of Ciena, may cause awards granted under the 2008 Plan to vest, unless the awards are continued or substituted for in connection with the change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as Ciena to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2008 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders before payment is made in a separate vote; and

(iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2008 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

•	net earnings or net income;

•	operating earnings;

•	pretax earnings;

•	earnings (or loss) per share;

•	share price, including growth measures and total stockholder return; and appreciation in and/or maintenance of the price of the shares of common stock or any publicly traded securities of Ciena;

•	earnings (or losses), including earnings or losses before taxes, earnings (or losses) before interest and taxes,

•
earnings (or losses) before interest, taxes and depreciation, earnings (or losses) before interest, taxes, depreciation and amortization, or earnings (or losses) before interest, taxes, depreciation, amortization and stock-based compensation, and other similar adjustments to earnings (or losses);

•	bookings, orders, sales or revenue, or growth in these measures, whether in general, by type of product or product line, by service, or by customer or type of customer;

•	net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus;

•	gross or operating margins;

•	gross profit;

•	return measures, including return on assets, capital, investment, equity, sales or revenue;

•	cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment and cash flow per share;

•	productivity ratios;

•	expense targets or improvement in or attainment of expense levels or cost reductions;

•	market share;

•	financial ratios as provided in credit agreements of Ciena and its subsidiaries;

•	working capital targets;

•	cash or equivalents at the end of the fiscal year or fiscal quarter;

•
implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, recruiting and maintaining personnel, and strategic or operational objectives;

•	completion of acquisitions of business or companies;

•	completion of divestitures and asset sales; and

•	any combination of any of the foregoing business criteria.
Business criteria may be measured either on an absolute or relative basis and either on a GAAP or non-GAAP basis.

Under the Internal Revenue Code, a director is an “outside director” if he or she is not a current employee of Ciena; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of Ciena; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from Ciena in any capacity other than as a director.

The maximum number of shares of common stock subject to stock options or stock appreciation rights that can be awarded under the 2008 Plan to any person is one million per year. The maximum number of shares of common stock that can be awarded under the 2008 Plan to any person, other than pursuant to an option or stock appreciation right, is one million per year. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5 million and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $25 million.

Federal Income Tax Consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for Ciena. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). Ciena will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of one of our subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Ciena will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Stock Options. The grant of an option will not be a taxable event for the grantee or Ciena. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal
Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of RSUs under the 2008 Plan. A grantee who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2008 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for Ciena or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280(G). To the extent payments that are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and Ciena’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A. Ciena intends for awards granted under the plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the amendment of the 2008 Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2014, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to attend this year’s Annual Meeting. He or she will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2014, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2012 and 2013 fiscal years is set forth under “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that PwC billed to Ciena for professional services rendered for fiscal years 2012 and 2013.

	Fiscal	Fiscal
Fee Category	2012	2013
Audit Fees	$3,922,830	$3,910,000
Audit-Related Fees	$40,000	$—
Tax Fees	$49,888	$8,209
All Other Fees	3,085	1,185,557
Total Fees	$4,015,803	$5,103,766

Audit Fees. This category of the table above includes fees for the integrated audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. Fiscal 2012 and 2013 audit fees reflect PwC’s integrated audits of financial statements for Ciena Corporation and separate audits of the financial statements of its Canadian subsidiary.

Audit-Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Fiscal 2012 audit-related fees include auditor services relating to various accounting consultations, including the accounting treatment for certain foreign currency hedging activity and analysis related to the accounting treatment for the convertible notes exchange transaction that was completed in fiscal 2013.

Tax Fees. This category of the table above includes fees for tax compliance, tax advice and tax planning. Fiscal 2012 and fiscal 2013 fees relate to international value added tax (VAT) compliance services.

All Other Fees. This category of the table above includes fees for services provided by PwC that are not included in the other fee categories reported above. Fiscal 2012 fees relate to services provided in connection with a high-level workshop on trends within our industry on information technology.  Fiscal 2013 fees relate to advisory services in support of management’s strategy and assessment of (a) requirements and capabilities with respect to a re-engineering project relating to Ciena’s resource planning platform, and (b) sales and operations planning procedures.

Pre-Approval of Services

The Audit Committee pre-approves all services provided by our independent registered public accounting firm, including audit services (such as statutory audit engagements as required under local law of foreign jurisdictions) and non-audit services. For audit services with respect to Ciena Corporation, each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee certain non-audit services for which it recommends the independent registered public accounting firm be engaged to provide, and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2012 and 2013 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees Ciena’s financial reporting process on behalf of the Board of Directors, and management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

During fiscal 2013, the Audit Committee met with Ciena’s independent registered public accounting firm,
PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations and Ciena’s financial reporting practices. The Audit Committee also met with management periodically during fiscal 2013 to consider the adequacy of Ciena’s internal controls, and discussed these matters with PricewaterhouseCoopers LLP and Ciena senior management, finance and internal audit personnel. The Committee also discussed Ciena’s disclosure controls and procedures with senior management and PricewaterhouseCoopers LLP.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2013 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding Pricewaterhouse Coopers LLP’s communications with the audit committee concerning independence and has discussed with Pricewaterhouse Coopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2013 be included in Ciena’s Annual Report on Form 10-K for fiscal 2013 for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Bruce L. Claflin
Patrick T. Gallagher
Michael J. Rowny

OWNERSHIP OF SECURITIES

The following table sets forth, as of January 14, 2014, the beneficial ownership of Ciena’s common stock for the following persons:

•	all stockholders known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the “Executive Compensation Tables” below);

•	each of our directors; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, stock award, or other similar right. Beneficial ownership reported by certain stockholders of greater than 5% of our common stock also includes shares underlying outstanding convertible notes issued by Ciena as set forth in the footnoted details. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of January 14, 2014, there were 104,971,372 shares of Ciena common stock outstanding.

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares
Name of Beneficial Owner

More than 5% Stockholders

Loomis, Sayles & Company, L.P. (4)	18,768,792	—	18,768,792	17.9%
Wellington Management Company, LLP (5)	13,992,603	—	13,992,603	13.3%
BlackRock, Inc. (6)	10,144,450	—	10,144,450	9.7%
The Hartford Mutual Funds Inc. (7)	7,806,775	—	7,806,775	7.4%
Soros Fund Management LLC (8)	418,704	6,691,805	7,110,509	6.4%
Platinum Investment Management Limited (9)	6,676,200	—	6,676,200	6.4%
The Vanguard Group (10)	5,920,939	—	5,920,939	5.6%
JPMorgan Chase & Co. (11)	5,637,695	84,762	5,722,457	5.4%
The Bank of New York Mellon Corporation (12)	5,685,071	—	5,685,071	5.4%

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares
Name of Beneficial Owner

Directors & Named Executive Officers

Patrick H. Nettles, Ph.D. (13)	372,975	9,714	382,689	*
Gary B. Smith	115,029	201,037	316,066	*
James. E. Moylan, Jr.	254,740	35,000	289,740	*
François Locoh-Donou	113,159	38,652	151,811	*
Philippe Morin	91,592	—	91,592	*
David M. Rothenstein	150,560	11,962	162,522	*
Harvey B. Cash	20,756	43,620	64,376	*
Bruce L. Claflin	27,984	9,678	37,662	*
Lawton W. Fitt	1,071	43,620	44,691	*
Patrick T. Gallagher	13,899	—	13,899	*
T. Michael Nevens	—	—	—	—
Judith M. O’Brien (13)	8,061	40,861	48,922	*
Michael J. Rowny	3,571	48,143	51,714	*

All executive officers and directors (16 persons)	1,376,918	720,837	2,097,755	1.98%
_______________________________________

*	Represents less than 1% of outstanding shares.

(1)
Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity incentive awards. May include shares underlying Ciena’s outstanding convertible notes to the extent not specifically identified in the SEC reports below.

(2)
Except as otherwise set forth in the footnotes below, for our executive officers represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within 60 days of the date of this table. For non-employee directors, amounts reported also include shares underlying vested restricted stock units deferred pursuant to the Directors’ Restricted Stock Deferral Plan. For some stockholders, includes shares underlying Ciena’s outstanding convertible notes.

(3)
Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us, have sole voting and investment power with respect to all shares of common stock reported as beneficially owned by them, subject to community property laws where applicable.

(4)
Stockholder’s address is One Financial Center, Boston, MA 02111. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 14, 2013 and reflects beneficial ownership as of December 31, 2012 by stockholder in its capacity as an investment advisor. Stockholder disclaims any beneficial interest in any of the shares reported above. Based upon communications with stockholder, Ciena believes that a significant majority of the shares reported as being owned above and reflected in stockholder’s Schedule 13G/A represent stockholder’s right to acquire shares upon the conversion of Ciena’s outstanding convertible notes.

(5)
Stockholder’s address is 280 Congress Street, Boston, MA 02210. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 14, 2013 and reflects beneficial ownership as of December 31, 2012 by stockholder in its capacity as an investment advisor.

(6)
Stockholder’s address is 40 East 52nd Street, New York, NY 10022. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on January 11, 2013 and reflects beneficial ownership as of December 31, 2012 by stockholder in its capacity as a parent holding company and with respect to certain of its subsidiaries.

(7)
Stockholder’s address is 500 Bielenberg Drive, Woodbury, MN 55125-1400. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 11, 2013 and reflects beneficial ownership as of December 31, 2012 by stockholder in its capacity as an investment company on behalf of Hartford Capital Appreciation Fund.

(8)
Stockholder’s address is 888 Seventh Avenue, 33rd floor, New York, NY 10106. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 14, 2013 and reflects beneficial ownership as of February 13, 2013. The shares are held by stockholder, George Soros and Robert Soros as a group for the account of Quantum Partners LP, for which stockholder serves as investment manager. Shares included in the “Right to Acquire” column above reflect shares of Ciena’s common stock issuable upon conversion of Ciena’s outstanding convertible notes beneficially owned by stockholder as reported on stockholder’s Schedule 13G/A.

(9)
Stockholder’s address is Level 8, 7 Macquarie Place, Sydney, NSW 2000, Australia. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 15, 2013 and reflects beneficial ownership as of such date by stockholder in its capacity as investment advisor.

(10)
Stockholder’s address is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 13, 2013 and reflects beneficial ownership as of December 31, 2012 by stockholder in its capacity as investment advisor.

(11)
Stockholder’s address is 270 Park Avenue, New York, NY 10017. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on January 24, 2014 and reflects beneficial ownership as of December 31, 2013 by stockholder in its capacity as a parent holding company and with respect to certain of its subsidiaries.

(12)
Stockholder’s address is One Wall Street, 31st Floor, New York, NY 10286. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 4, 2013 and reflects beneficial ownership as of December 31, 2012 by stockholder in its capacity as parent holding company and with respect to certain of its subsidiaries.

(13)	Voting and investment power is shared with spouse.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2013, at the request and direction of the Compensation Committee, management conducted an assessment of the risks associated with Ciena’s compensation policies and practices. This assessment included:

•	review of programs, plans, policies and procedures relating to the components of our compensation program;

•	review of incentive-based equity and cash compensation features;

•	identification of any regional or functional distinctions in our compensation program;

•
identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage;

•	consideration of the presence or absence of controls, oversight or other factors that mitigate potential risks; and

•	consideration of risks related to our compensation policies and practices and the potential for such risks to result in a material adverse effect on the company as a whole.

Although all compensation programs were considered, particular attention in fiscal 2013 was paid to additions, modifications or revisions to Ciena’s compensation program during the current and preceding fiscal years, and how these changes affected the strengths, weaknesses or controls associated with such programs. The Compensation Committee also focused its assessment on performance-based incentive compensation programs involving variable payouts and compensation programs impacting Ciena’s executive team. In substantially all cases, compensation programs were found to be centrally designed and administered and, excluding sales incentive compensation, substantially identical across function and geography. Objectives used to determine incentive compensation were found to be based primarily on Ciena’s reported financial results and other performance-based operating objectives used to manage the business or derived from Ciena’s annual operating plan approved by the Board of Directors.

In addition, the assessment identified significant controls and other mitigating factors that serve to offset elements of Ciena’s compensation policies and practices that may introduce risk, including:

•
oversight of major incentive compensation programs and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•
robust internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	appropriate segregation of duties;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	presence of and training relating to corporate standards of business conduct and ethics;

•	substantial alignment of compensation and benefits for executive and non-executive salaried employees;

•	stock ownership guidelines applicable to executive officers designed to ensure alignment of interests with stockholders; and

•
a recoupment or “clawback” feature for incentive compensation awarded under Ciena’s 2008 Plan that, in addition to being applicable to those officers covered by the requirements of the Sarbanes-Oxley Act of 2002, is applicable to any award recipient who knowingly, or through gross negligence, engages in or fails to prevent misconduct resulting in material non-compliance with financial reporting requirements under the securities laws.

Based on the assessment and factors described above, the Committee determined that the risks associated with Ciena’s compensation policies and practices are not reasonably likely to result in a material adverse effect on Ciena.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2013 with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three most highly compensated executive officers other than our CEO and CFO as set forth below. These employees, collectively referred to in this proxy statement as our “Named Executive Officers,” are set forth below:

•	Gary B. Smith, President and CEO;

•	James E. Moylan, Jr., Senior Vice President, Finance and CFO;

•	François Locoh-Donou, Senior Vice President, Global Products Group;

•	Philippe Morin, Senior Vice President, Global Field Organization; and

•	David M. Rothenstein, Senior Vice President, General Counsel and Secretary.

We have provided detailed information relating to the fiscal 2013 compensation of these individuals in the “Executive Compensation Tables” and “Potential Payments Upon Termination or Change in Control” sections below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” means the Compensation Committee of the Board of Directors.

Overview

Fiscal 2013 Executive Compensation

Market and technology trends, including the proliferation of devices running mobile web applications, the prevalence of video applications, increased machine-to-machine connections, and the shift to cloud-based or virtualized network environments, illustrate the growing use of, and dependence by consumers and enterprises upon, a variety of broadband applications and services. We expect that these drivers will require network operators to invest in converged next-generation network infrastructures that are more automated, open and software programmable.

Beginning in fiscal 2012, we embarked on a multi-year strategy to transform and position Ciena to capitalize on these opportunities and the shift in network priorities and spending toward high-capacity, converged network architectures. We started to see the early results of this strategy reflected in our year-over-year business and financial performance in fiscal 2012:

•	We increased our market share in next-generation infrastructure equipment in North America and internationally;

•	We achieved a record flow of over $2 billion in sales orders;

•	We increased our fiscal year-end backlog by more than 25% to approximately $900 million;

•	We grew our total revenue by 5% to $1.83 billion during a period when the packet optical equipment market declined by approximately 7%;

•	We increased our total cash and cash equivalents position by over $100 million; and

•	We effectively doubled our adjusted operating margin, albeit from a relatively small base in fiscal 2011.

At the same time, the sustained period of macroeconomic weakness and volatility in the global economy continued to cause increased customer scrutiny and more rigid prioritization of network investment, resulting in protracted sales cycles, lengthier network deployments, and revenue recognition delays. We also continued to experience an intensely competitive and fragmented market for the sale of communications networking products and services.

Against this backdrop, we sought to establish a set of operating imperatives and financial objectives for fiscal 2013 that reflected an appropriate balance between investing for long-term growth in support of our transformation strategy and focusing on the need to improve and sustain our profitability in the near-term. In establishing executive compensation for fiscal 2013, the Committee sought to ensure that our executive officers were compensated in a manner that best positioned and motivated them to achieve those operating imperatives and financial objectives in support of that balance.

With respect to cash compensation, the Committee considered that none of the executive officers had received an increase in base salary for fiscal 2012 and that their actual cash compensation was extremely low as compared to market because they had not received meaningful bonus payments in several years. However, because the peer group and market data showed that the target cash compensation for executive officers was largely in line with market, the Committee elected to address only those executives whose target cash compensation was substantially below market. With respect to equity compensation, however, the Committee had significant concerns about the absence of value in our executives’ unvested equity holdings and the substantial weakening of the intended retentive value of prior equity awards. Such value was determined to be insufficient to provide a meaningful retention incentive for the executive officers. This was particularly concerning given the Committee’s view that the success of Ciena’s strategic transformation would depend in part on ensuring strong leadership presence and continuity at the highest levels of the company. Accordingly, the Committee considered providing a meaningful retention incentive for our CEO and the other Named Executive Officers as its primary objective in determining executive compensation for fiscal 2013. The

Committee also desired to continue its commitment to creating longer-term incentives to align the interests of our executives with those of our stockholders.

In this context, the Committee took the following actions with respect to fiscal 2013 compensation for our executive officers:

•	Determined not to increase the base salary or target cash incentive opportunity for our Chief Executive Officer;

•
Determined to increase the base salaries of two Named Executive Officers, and to increase the target cash incentive opportunity for one Named Executive Officer, in each case where the executive was below the 25th percentile of the market for similar executives in the peer group for that position;

•	Structured cash incentive opportunities to reflect an appropriate allocation of profit between eligible employees and our stockholders;

•
Sought to address the diminished retentive value of unvested equity awards held by our Named Executive Officers by targeting equity values at higher market percentiles within the peer group than used in previous years, resulting in equity awards with significantly increased values as compared to fiscal 2012; and

•
Structured annual equity awards so that 50% of total grant amounts were allocated to at-risk, performance-based stock units, with attainment linked to corporate operating and financial performance goals and vesting subject to additional service periods.

In addition, while the Named Executive Officers earned and were entitled to a fiscal 2013 cash incentive bonus equal to 150% of their annual target bonus percentage based on corporate performance, they voluntarily agreed to cap their bonus payments for fiscal 2013 at 100% of target. This forfeiture of earned compensation was intended to ensure that a larger amount of the cash incentive bonus pool was allocated and available for distribution to the company’s non-executive employees.

A detailed discussion relating to each element of executive compensation and the decisions summarized above is included in the “Elements of Compensation” below.

Executive Compensation Practices

The Committee’s fiscal 2013 compensation decision-making reflects the following core governance principles and practices that we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we believe they would not serve our stockholders’ long-term interests.

What We Do

•
Ensure independence in establishing our executive compensation program. Executive compensation is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee relies upon input from Compensia, Inc., an independent compensation consultant who is retained directly by the Committee, whose independence is assessed annually, and who does not perform additional consulting or other services for Ciena or its management.

•	Maintain a clear and transparent compensation program. We maintain compensation plans and programs that are transparent, easily understood and meet fiduciary commitments to stockholders.

•
Align pay with performance. We believe that compensation levels should reflect the actual performance of Ciena and the individual executive. Accordingly, a significant portion of the potential compensation of our Named Executive Officers is not guaranteed but is linked to the achievement of short-term or long-term corporate and financial performance goals. We incorporate upside potential in our cash and equity incentive plans for outstanding performance and downside risk for underperformance.

•
Use rigorous performance goals. We use objective performance-based goals in our cash and equity incentive plans that are rigorous, directly aligned with the financial and operational objectives established in our strategic plan and our annual operating plan approved by the Board, and designed to motivate executive performance.

•
Maintain stock ownership requirements. Our Named Executive Officers and directors are subject to stock ownership requirements to align further the interests of our leadership with those of our stockholders.

•
Impose a clawback policy. We maintain a compensation recoupment policy that is more stringent than currently required by applicable law and that applies to our equity incentive plan awards, cash incentive plan awards, sales incentive plan compensation and severance benefit plan payments.

•
Assess risks relating to our executive compensation program. The Committee annually conducts a risk assessment to determine whether any of our executive or other compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Ciena.

What We Don’t Do

•
Provide generous executive perquisites. We do not provide significant perquisites to our Named Executive Officers. Our Named Executive Officers are eligible for the same benefits as salaried employees and receive limited perquisites, generally consisting of annual physical examinations, and tax preparation and financial planning services, that are also made available to other senior employees.

•	Offer income tax gross-ups. We do not provide income gross-ups for any compensation elements or personal benefits, except for certain limited reimbursable expense related to relocation.

•
Permit “single trigger” change in control benefits. We do not provide for the payment of severance benefits based solely on a change in control of our company. Rather, our change in control severance agreements are “double trigger” arrangements that require a termination or constructive termination of employment directly prior to or following a change in control of Ciena before payment of severance benefits are triggered.

•	Provide excise tax gross-ups. We do not provide excise tax gross-ups for benefits under our change in control severance agreements.

•
Allow for hedging of company stock. Our insider trading policy prohibits executive officers and directors from pledging Ciena stock or engaging in short sales of Ciena stock and other similar transactions that could be used to hedge the risk or offset any decrease in the value of Ciena stock ownership.

Recent “Say on Pay” Vote

In addition to the compensation practices above, we provide stockholders with the opportunity to cast an annual advisory vote on our executive compensation. See “Proposal No. 4” below to review this year’s “say-on-pay” proposal. Last year, approximately 99% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. The Committee believes that this near unanimity of votes cast affirms stockholders’ support for our approach to executive compensation and, as a result, did not set or change fiscal 2013 executive compensation directly as a result of last year’s stockholder vote. Management regularly engages with stockholders relating to matters of executive compensation and expects to continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions.

The following discussion provides additional detail and analysis regarding the Committee’s specific decisions relating to compensation of our Named Executive Officers for fiscal 2013, including the background, considerations and other factors that influenced such decisions.

Compensation-Setting Process, Participants and Comparative Framework

Participants in Compensation-Setting Process

Compensation Committee. The Committee has oversight of Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For a discussion regarding the Committee’s compensation philosophy and the principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Independent Compensation Consultant. In its annual review and determination of executive compensation, the Committee is assisted by Compensia, Inc., a national compensation consulting firm. Compensia is engaged directly by the Committee and, in order to maintain its independence, does not perform additional consulting or other services for Ciena or its management. The Committee assesses the independence of its compensation advisor on an annual basis. For a discussion regarding Compensia, the scope of its engagement by the Committee and its involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Chief Executive Officer. Our executive officers, including our CEO, do not participate in the determination of their own compensation. Our CEO works with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other Named Executive Officers. Based on his review and assessment of each executive officer’s overall performance, success in executing against corporate and functional goals, criticality of function, experience, expertise, retention concerns, existing equity holdings, and compensation relative to other executive officers, as well as the peer group data, our CEO provides recommendations to the Committee with respect to the base salary, target bonus or commission percentage, and annual equity award for each executive officer. Because our CEO works most closely with and supervises our executive team, the Committee believes that his input provides critical insight in evaluating their performance. Our CEO also provides the Committee with additional information regarding the effect of market or competitive forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person or the function that they lead during the prior fiscal year. We have identified below, with regard to any particular Named Executive Officer or element of compensation, whether the Committee’s assessment of our CEO’s recommendations or other qualitative factors significantly affected the compensation components or level of compensation awarded to such Named Executive Officer.

Comparative Framework

Peer Group. Assisted by Compensia, the Committee annually selects a group of peer companies against which to compare existing and proposed executive compensation levels. The Committee modifies the composition of the peer group as it believes appropriate to reflect those companies it considers to be comparable to Ciena based on a number of factors described below.

In establishing the Peer Group for fiscal 2013, the Committee considered that, for a number of reasons, it had made substantial changes to the composition of the peer group during the previous two fiscal years and therefore placed significant importance on ensuring continuity with the existing peer group. Because of the potential for a high degree of variability in any one or more metrics for a peer company in general, in reaching its peer group determination the Committee sought to ensure strong comparability by requiring that each peer company meet at least three of the following criteria: the comparability of a company’s business within the communications industry to Ciena, revenue, market capitalization and headcount. With respect to revenue and headcount, the Committee used a screen with a range of 0.5 to 2.0 times Ciena’s results. With respect to market capitalization, the Committee elected to expand the range to 0.3 to 3.0 times Ciena’s results in order to align with best practice trends and to account for industry volatility in that metric. Among the criteria, the Committee considered revenue as the strongest correlating criterion for compensation purposes. In addition, the Committee also specifically examined the alignment of the peer group with those additional companies that are considered to be Ciena’s peers for executive compensation purposes by the major proxy advisory firms.

Following its analysis, the Committee determined to remove one company from its existing peer group, solely because the company, having grown significantly year-over-year due to an acquisition, fell outside of the target revenue and market capitalization ranges. The Committee elected to retain the other 15 companies in the existing peer group. At the time of the Committee’s assessment, Ciena compared to the Peer Group identified below as follows:

Peer Group Comparison

	Revenue ($)*	Market Capitalization ($)	Headcount (#)
Peer Group Average	1.69M	3.48B	3,962
Ciena	1.79M	1.36B	4,339
Percentile of Peer Group	73.0%	16.0%	73.0%
*over four fiscal quarters preceding assessment

The Committee noted that Ciena was significantly above the 50th percentile of the proposed peer group for the revenue and headcount criteria and significantly below the 50th percentile of the proposed peer group for the market capitalization criterion, which the Committee believed represented a reasonable and appropriate balance among the key quantitative criteria. The Committee recognized that the differential in market capitalization was largely a result of the high degree of volatility in Ciena’s stock price.

Based on the analysis described above, the Committee determined that the following “Peer Group” constituted an appropriate comparative framework for determining executive compensation in fiscal 2013:

Peer Group for Fiscal 2013 Compensation Setting

ARRIS Group, Inc.	Loral Space & Communications Inc.
Black Box Corporation	NETGEAR, Inc.
Brocade Communications Systems, Inc.	Polycom, Inc.
EchoStar Corporation	Tellabs, Inc.
Finisar Corporation	tw telecom inc.
F5 Networks, Inc.	ViaSat, Inc.
JDS Uniphase Corporation	Xilinx, Inc.
Juniper Networks, Inc.

Consideration of Market Data. As a comparative framework in establishing executive compensation for our Named Executive Officers, the Committee uses both Peer Group information and survey and other market data, including data for base salary, target total cash compensation, equity compensation values and target total direct compensation, for comparable executive positions (collectively, the “Market Data”). In considering the Market Data, the Committee recognizes that executive officers in different companies can play different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. Moreover, the Market Data does not yield qualitative factors that influence compensation, such as each executive officer’s performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Market Data is just one of a number of comparative factors used by the Committee in establishing executive compensation levels, and it serves as a frame of reference for compensation.

Consideration of Qualitative Factors. In any given year, and for any particular Named Executive Officer, the Committee may consider a range of subjective or qualitative factors, including:

•	the role the executive plays and the importance of such individual to Ciena’s business strategy and objectives;

•	differences in each executive’s tenure and experience;

•	the responsibilities and particular nature of the functions performed or managed by the executive;

•	our CEO’s recommendations and assessment of the executive’s performance;

•	the risk that such individual would leave Ciena if not appropriately compensated and motivated; and

•	competitive labor market pressures and the likely cost and difficulty that would be encountered in recruiting a replacement.

The Committee’s consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Committee does not assign relative weights or rankings to such factors. Rather, the Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

With respect to determining fiscal 2013 executive compensation, in addition to any specific factors or assessment of Peer Group data described below in determining each element of compensation for the Named Executive Officers, the Committee broadly considered the following qualitative factors in making its compensation decisions for each Named Executive Officer:

•
Gary B. Smith. The Committee considered that Mr. Smith, having successfully served as our CEO for more than 12 years, was one of the longest-tenured CEOs in the telecommunications industry. Mr. Smith had continued to demonstrate outstanding leadership of and strategic direction for Ciena, including assembling a deep and experienced executive team and implementing an ambitious transformation strategy that balanced longer-term growth with improved and sustained profitability. The Committee recognized that, given his tenure, track record and experience, Mr. Smith was a highly desirable CEO and thus a potential candidate for recruitment by other companies. At the same time, the Committee was concerned about the value of Mr. Smith’s equity awards from a retention perspective, given that both his target and realized equity compensation, which make up approximately two-thirds of his overall compensation package, were significantly below the market median for chief executive officers in the Peer Group.

•
James E. Moylan, Jr. Our CEO and the Committee believed that Mr. Moylan continued to maintain excellent relationships and communications with the financial community and our significant stockholders, and was responsible for several initiatives that improved Ciena’s capital structure, balance sheet and cash generation, including the successful exchange of one-half of Ciena’s convertible notes due 2015. Mr. Moylan provided effective management and leadership over numerous corporate functions, including the finance and accounting, global business operations, information technology, internal audit, investor relations, tax and treasury organizations. He also maintained responsibility for leading several key business transformation initiatives, including with respect to indirect procurement, co-location of our corporate headquarters data center, and enterprise resource planning system reengineering, and served as an executive co-sponsor of our enterprise risk management program.

•
François Locoh-Donou. Our CEO and the Committee believed that Mr. Locoh-Donou had exhibited strong leadership and management of our Global Products Group, which encompasses the global engineering, supply chain, product line management, quality, and product marketing and solutions organizations. In particular, he oversaw substantial technology innovation from the engineering organization, including development of WaveLogic 3, our industry-leading coherent optical chipset; ensured the implementation of additional product design and supply chain cost reductions; and took difficult steps to transform the global research and development operations in order to gain greater efficiency and strengthen its contribution. In addition, Mr. Locoh-Donou led our cross-functional investment initiatives with respect to packet-optical technology as well as software and network applications.

•
Philippe Morin. Mr. Morin was considered by our CEO and the Committee as having very successfully led our Global Field Organization in his first full year in that role, including focusing the team on achieving the strongest flow of sales orders in Ciena’s history, which enabled us to grow revenues faster than the market during a period of uncertain customer spending and intense competition within our industry sector. He also made substantial progress in evolving and executing on our go-to-market sales strategy, both from a coverage and an enablement perspective; establishing and driving our Network Transformation Solutions business; and improving sales tools and implementing subsequent phases of a comprehensive sales training program.

•
David M. Rothenstein. Mr. Rothenstein was regarded by our CEO and the Committee as having demonstrated strong performance as general counsel and corporate secretary, in which capacity he is responsible for global legal and corporate compliance, corporate governance, securities, contracts, corporate transactions, litigation and intellectual property matters, as well as engagement with the Board of Directors. In addition, the Committee recognized that in fiscal 2012 Mr. Rothenstein successfully assumed responsibility for both the corporate real estate and facilities organization and, on an interim basis during the majority of fiscal 2012 and into fiscal 2013, the human resources organization. He also served as the chair of our Disclosure Committee and our newly-created Corporate Compliance Committee, and as an executive co-sponsor of our enterprise risk management program and certain of our business transformation initiatives.

Internal Equity Considerations. The Committee seeks to promote teamwork among, and high morale within, our executive team. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation among the executive officers, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive officer to other members of the executive team. The Committee also considers, on a relative basis, the aggregate portion of equity awards, in terms of economic value and allocation of shares, made to the executive team each fiscal year, in comparison to other eligible senior employees.

Elements of Compensation

The compensation of our executive officers, including our Named Executive Officers, includes three principal elements:

•	annual base salary;

•	annual performance-based cash incentive bonuses; and

•	long-term incentive compensation in the form of equity awards.

In determining the mix of compensation among these elements, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either “at risk” or otherwise subject to performance. Nevertheless, as illustrated by the charts below, the Committee continued to structure executive compensation in fiscal 2013 so that a significant portion of the target total direct compensation of our CEO and the other Named Executive Officers, respectively, was performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. By linking more of our executives’ compensation to performance, the Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value.

* Target total direct compensation reflects annual base salary, annual cash incentive opportunity at target, and grant date value of fiscal 2013 stock awards.

Base Salary

Base salaries provide a minimum, fixed level of cash compensation for our executive officers. Establishing base salaries that reflect the performance, skill set and value of executive talent in the competitive marketplace is an important element in attracting, retaining and rewarding key employees.

In determining base salaries for fiscal 2013, the Committee recognized that it had not increased the base salaries for any of the Named Executive Officers in fiscal 2012. The Committee considered the Market Data at the time, which showed significant variance by executive. Specifically, Mr. Morin was slightly above the 75th percentile of the Peer Group, Mr. Moylan was above the 50th percentile, Mr. Smith was below the 50th percentile, and Messrs. Locoh-Donou and Rothenstein were both below the 25th percentile of the Peer Group.

Based on the above considerations, the Committee determined that, notwithstanding the qualitative considerations described above for each Named Executive Officer that would otherwise support adjusting base salaries, the base salaries for Messrs. Smith, Moylan and Morin remained reasonable and appropriate. The Committee determined to increase the base salaries of Messrs. Locoh-Donou and Rothenstein, each of whom was below the 25th percentile of equivalent positions in the Peer Group, in order to better align their salaries with the market, as set forth below:

Annual Base Salary

	Fiscal 2012	Fiscal 2013
Name	Annual Base Salary ($)	Annual Base Salary ($)
Gary B. Smith	750,000	750,000
James E. Moylan, Jr.	450,000	450,000
François Locoh-Donou	375,000	420,000
Philippe Morin	500,000 (CAD)	500,000 (CAD)
David M. Rothenstein	350,000	400,000

The above changes resulted in base salaries for Messrs. Locoh-Donou and Rothenstein being more closely in line with the mid-point of the Market Data for their positions. Salary increases were made effective as of Ciena’s second quarter of fiscal 2013, in order to coincide with the timing of Ciena’s broad-based merit increase for non-executive employees.

Annual Performance-Based Cash Incentive Bonuses

Ciena uses performance-based cash incentive bonuses to motivate its employees and incentivize the achievement of financial, strategic and operational objectives that are closely aligned with the annual operating plan approved by the Board. The Committee believes that its use of these objectives promotes executive focus on annual financial and operating results. Moreover, use of an incentive cash component of executive compensation enables target total cash compensation to remain competitive, while providing a significant portion of this target compensation in the form of an “at risk,” performance-based component. Target performance-based cash payments are expressed as a percentage of annual base salary. Because of this correlation, the Committee typically looks at base salary and annual incentive compensation in combination, and considers the effect of modifications to either element on the “target total cash compensation” for each individual. The Committee considers potential incentive payments to each Named Executive Officer at the “target” level, together with base salary, in determining the “target total cash compensation” payable to each executive.

In reviewing the Market Data related to the target total cash compensation for Ciena’s executive officers, the Committee determined that, if fully paid at the target level, the overall target total cash compensation for the executive officers as a group again varied significantly by executive. Mr. Morin was at the 75th percentile of the Peer Group, Messrs. Smith and Moylan were above the 50th percentile, Mr. Locoh-Donou was below the 50th percentile, and Mr. Rothenstein was below the 25th percentile of the Peer Group. At the same time, the Committee recognized that the executive officers had not received a bonus payment at or even close to the target level in the previous four fiscal years and, therefore, that their actual cash compensation was generally below the 25th percentile of the Peer Group, with Mr. Smith significantly below the 25th percentile.

Notwithstanding the significant disconnect between target and actual cash compensation, based on similar considerations as those set forth in the “Overview” and “Base Salary” sections above, the Committee determined not to increase the target cash incentive opportunities for the Named Executive Officers other than Mr. Rothenstein, the only Named Executive Officer who was below the 25th percentile of the Peer Group, as set forth below:

Annual Cash Incentive Opportunity

	Fiscal 2012	Fiscal 2013
Name	Target Cash Incentive Comp. (as percentage of base salary)	Target Cash Incentive Comp. (as percentage of base salary)
Gary B. Smith	125%	125%
James E. Moylan, Jr.	85%	85%
François Locoh-Donou	75%	75%
Philippe Morin	75%	75%
David M. Rothenstein	60%	70%

Annual Cash Incentive Bonus Plan. Full-time employees, excluding our employees who receive sales commissions, generally are eligible to participate in our annual cash incentive bonus plan, which pays out a bonus upon the achievement of performance goals established by the Committee. The bonus plan, which is described below in the “Grants of Plan-Based Awards” section of the “Executive Compensation Tables,” provides the Committee with the flexibility to establish corporate, departmental or individual performance goals upon which bonus payments are contingent.

Fiscal 2013 Structure. In considering the design of the cash incentive bonus plan for fiscal 2013, the Committee concluded that the fiscal 2012 bonus plan was properly structured to achieve its compensatory objectives and to align the incentive bonus plan targets with both the operating imperatives and the financial objectives set forth in our annual operating plan. Accordingly, the Committee determined not to make any significant structural changes to the bonus plan for fiscal 2013.

The Committee again structured the plan as an annual bonus plan, with payments based on the achievement of annual performance goals established for fiscal 2013. In so doing, the Committee sought to avoid the impact and unintended consequences of potential fluctuations in our business and results of operations presented by semi-annual or quarterly performance periods.

As in previous years, the plan was structured to pay 100% of the target bonus for fiscal 2013 upon the achievement of 100% of the corporate financial goal, assuming that Ciena also satisfied the defined corporate operating goals described in “Fiscal 2013 Performance Goals” below. In contrast to fiscal 2012, however, the payout-for-performance model was structured in a linear manner both below and above target performance, with the minimum threshold performance level for bonus payments set at 10% of Ciena’s corporate financial goal target for fiscal 2013, and the maximum bonus payment set at 150% for achieving at least 150% of the Company’s corporate financial goal target for fiscal 2013. This structure was designed to result in an allocation of profit that successfully balanced and aligned the interests of our employees with those of our stockholders while incentivizing Ciena’s workforce to drive toward improved profitability and stockholder return. By structuring the annual bonus plan with payments and performance correlated in a linear manner, and amounts payable interpolated between the threshold, target and maximum levels, the Committee also sought to avoid any unintended consequences of an “all or nothing” approach at any such level.

The percentage of the target bonus payable to eligible employees, including the Named Executive Officers, for the applicable plan period at each of the threshold, target and maximum levels in fiscal 2013 (as compared to the fiscal 2012 periods) is set forth in the following table, with payments interpolated for performance results falling between the designated levels.

Cash Incentive Bonus Plan Structure

	Fiscal 2012		Fiscal 2013
	Perf. Goal Achieved	Target Bonus Payable	Perf. Goal Achieved	Target Bonus Payable
“Threshold”	10%	10%	10%	10%
“Target”	100%	100%	100%	100%
“Maximum”	>120%	150%	>150%	150%

Fiscal 2013 Performance Goals. In establishing the applicable performance goals for fiscal 2013 cash incentive payments, the Committee focused on alignment with operating imperatives and financial objectives to support both our long-term strategic transformation and our near-term profitability targets, as described in the “Overview” above. The Committee used a combination of eight corporate operating goals, together with a corporate financial goal - the adjusted operating income target set forth in our fiscal 2013 annual operating plan - to determine the applicable bonus. The Committee elected to use the same performance goals for all eligible employees, including our Named Executive Officers, in order to align the interests of our employee base and to promote teamwork and morale. The range of bonus payouts based on performance against the corporate operating goals and corporate financial goal is set forth below.

Number of Goals Achieved	Percent of Total Target Bonus Earned	Percent of Performance Against Target	Multiplier

0 - 1	0%	<10%	0.0x
2	20%	10%	0.1x
3	40%	50%	0.5x
4	60%	100%	1.0x
5	80%	>150%	1.5x
6 - 8	100%

For illustrative purposes only and by way of example, if Ciena had only achieved five of its eight corporate operating goals, with attainment equaling 50% of the corporate financial goal target, the applicable percentage for payment of cash incentive awards would have been 40% (80% x 0.5x).

Corporate operating goals. The fiscal 2013 corporate performance goals related to:

•	Commercial availability of key product deliverables for our Converged Packet Optical platforms;

•	Commercial availability of a key product deliverable with an OpenFlow control interface;

•	Achievement of annual cost reduction targets within our overall product portfolio;

•	Achievement of a defined Packet Networking revenue target;

•	Achievement of a defined Software sales orders target;

•	Achievement of a defined Network Transformation Solutions sales orders target;

•	Decrease in a cash cycle metric; and

•	Ensuring that substantially all of our employees have established their annual performance objectives and/or entered into individual development or training plans.

Corporate financial goal. With respect to the corporate financial goal, the Committee had used an “adjusted operating income” target under the plan for the past several years and continued to believe that, at this stage in Ciena’s growth, this performance-based measure provides the most comprehensive and effective indicator of the company’s operating performance. The Committee also recognized that the adjusted operating income measure, which gives effect to certain adjustments to our GAAP results generally consistent with those reported in our quarterly earnings releases, is the one of the most important and frequently reviewed metrics used by our CEO and executive team in managing Ciena’s business. The adjusted operating income target for fiscal 2013 was $70.0 million in the aggregate after giving effect to the cost of the incentive bonus plan.

Fiscal 2013 incentive plan attainment. Ciena successfully achieved all eight of the corporate performance goals for fiscal 2013 described above. And, Ciena reported adjusted operating income of $116.0 million in the aggregate for the fiscal year, which equated to approximately 166% of the targeted goal. As a result, the Named Executive Officers earned and were entitled to a bonus equal to 150% of the annual target bonus percentage, the maximum amount allowable under the plan. However, notwithstanding Ciena’s substantial overachievement against plan, prior to the end of the fiscal year the executive officers voluntarily agreed to cap their bonus payments for fiscal 2013 at 100% of target in order to ensure that a larger amount of the bonus pool was allocated and available for distribution to the company’s non-executive employees. Accordingly, a bonus equal to 100% of the annual target bonus percentage was awarded to the Named Executive Officers. This decision resulted in the Named Executive Officers voluntarily forfeiting earned incentive bonus compensation in the amounts set forth below:

Fiscal 2013 Forfeited Cash Incentive Compensation

Name	Forfeited Bonus Amount ($)
Gary B. Smith	468,750
James E. Moylan, Jr.	191,250
François Locoh-Donou	157,500
Philippe Morin	187,500 (CAD)
David M. Rothenstein	140,000

Target Total Cash Compensation. The Committee’s decisions with respect to annual base salaries and annual performance-based cash incentive opportunities for fiscal 2013 did not result in any changes to target total cash compensation opportunities for Messrs. Smith, Moylan and Morin, but resulted in changes to target total cash compensation for Messrs. Locoh-Donou and Rothenstein, as set forth below.

Target Total Cash Compensation

	Fiscal 2012	Fiscal 2013
Name	Target Total Cash Comp ($)	Target Total Cash Comp ($)
Gary B. Smith	1,687,500	1,687,500
James E. Moylan, Jr.	832,500	832,500
François Locoh-Donou	656,250	735,000
Philippe Morin	875,000 (CAD)	875,000 (CAD)
David M. Rothenstein	560,000	680,000

The amounts in the table above represent target total cash compensation for fiscal 2012 and fiscal 2013. For amounts actually earned or received by our Named Executive Officers during fiscal 2013, see “Summary Compensation Table” in the “Executive Compensation Tables” below.

Equity-Based Compensation

We have historically relied heavily on equity-based compensation as a key component of our compensation program. The Committee believes that meaningful equity-based incentive compensation performs an essential role in attracting, motivating and retaining executives and acts as a strong incentive for corporate performance and stockholder return. For the past several years, the Committee has relied upon long-term restricted stock unit awards to balance the shorter-term focus of the cash incentive bonus plan. The Committee believes that this structure not only rewards the achievement of long-term business objectives that benefit our stockholders, but can also have benefits in retaining a successful executive team.

Factors Affecting Fiscal 2013 Equity Compensation. The Committee’s decisions regarding fiscal 2013 equity compensation for the executive officers were impacted by the following factors relating to market competitiveness and the longer-term retentive value of such compensation.

The Committee first considered that the target equity compensation for the executive officers was substantially lagging the market. As with the elements of cash compensation, Compensia prepared an analysis of market benchmarks for target equity values in the Peer Group. Based on the Market Data, the Committee determined that the aggregate target equity value for the executive officers had been below the 50th percentile of similar executives in the Peer Group for two of the last three fiscal years. For fiscal 2012, the target equity value for the executive officers approximated the 40th percentile of similar executives in the Peer Group, representing a significant decrease from fiscal 2011, when the target equity value was at the 70th percentile of the Peer Group. This decrease was attributable both to an increase in the Market Data figures and the fact that the fiscal 2012 target equity values were below the market median. Although most of the Named Executive Officers were at or near the 50th percentile of the Peer Group, Mr. Smith was below the 25th percentile of chief executive officers in the Peer Group.

In this context, the Committee next considered the growing disconnect between the target equity compensation for the executive officers, which was already below market, and the actual or realizable equity values of those awards. In particular, the Committee recognized that the performance stock unit (“PSU”) awards to the executive officers in fiscal 2012 — representing 50% of the annual equity awards for that year — would be forfeited in their entirety as a result of the Company’s failure to achieve a high minimum threshold of adjusted operating income performance against an extremely aggressive target. As a result of the forfeiture of the fiscal 2012 PSUs, the target equity value for the executive officers dropped below the 25th percentile of value delivered to similar executives in the Peer Group, with Mr. Smith in the bottom 10th percentile and each of the other Named Executive Officers below the 25th percentile.

As a result of a combination of these factors, the Committee was concerned by the absence of value in each executive officer’s unvested equity holdings and the significant weakening of the intended retentive value or “glue” of prior equity awards. The Committee evaluated the projected paper gain value of the outstanding unvested equity held by the executive officers as a multiple of their base salaries, which Compensia and the Committee considered to be an established and well-understood measure of retention value for executives. The analysis showed that, as of January 2013 and after forfeiture of the fiscal 2012 PSUs, the projected value of unvested awards held by our executive officers would decrease to the point that no executive officer, including the Named Executive Officers, would hold unvested equity worth more than approximately 3.4 times his annual base salary. Mr. Smith was projected to hold unvested equity worth only 3.2 times his base salary, which the Committee considered to be significantly below market.

The Committee determined such value to be insufficient for purposes of ensuring appropriate retention of the executive officers. At the same time, and in addition to the qualitative factors above with respect to the Named Executive Officers, the Committee believed that Ciena was performing extremely well in a difficult environment and a competitive industry, with the company continuing to take market share and outperform most of its competitors. In particular, in fiscal 2012 Ciena achieved a record flow of sales orders, substantially increased its backlog and cash balance, and grew its revenues by 5% while the overall packet-optical equipment market declined by approximately 7%. The Committee also recognized that Ciena was in the early stages of a longer-term strategic transformation, which would require executive alignment on a cross-functional and cross-regional basis as well as strong leadership presence and continuity at the highest levels of the company. Accordingly, the Committee considered a substantial improvement in the retention profile of the executive officers as its primary objective in determining equity compensation for fiscal 2013.

In addition, for fiscal 2013 the Committee believed that it was appropriate to continue our commitment to fostering a direct pay-for-performance culture whereby longer-term incentives are created to more closely align the interests of our executives with those of our stockholders. Accordingly, as with the fiscal 2012 equity awards, the Committee determined to structure the fiscal 2013 annual equity awards to all of the executive officers, including the Named Executive Officers, so that 50% of the grants were in the form of at-risk, performance-based stock units, and the remainder were in time-based restricted stock units.

Process for Determining Fiscal 2013 Equity Compensation. In recent fiscal years, the Committee had sought to establish equity compensation for the executive officers with a target value between the 50th and 75th percentiles for the value delivered to similar executives in the Peer Group. Based on the considerations above, however, the Committee elected to set a target value of approximately the 75th percentile in establishing fiscal 2013 equity compensation for the executive officers. In using a higher overall targeted delivered value, the Committee specifically sought to address the concerns described above with respect to the market competitiveness of the equity compensation element and the retention profiles of the executive officers. Based on Compensia’s analysis, our CEO prepared recommendations for target equity values for each of the Named Executive Officers (other than himself) for the Committee’s consideration.

In determining fiscal 2013 equity compensation, and in addition to the factors described above, the Committee considered, among other things, the following:

•
our CEO’s assessment of the overall responsibilities, performance, experience, expertise and value to Ciena of each individual, as well as the criticality of each position and any concerns with respect to retaining the individual;

•	the existing, unvested equity holdings of each person and assumptions relating to future values;

•
the potential impact of awards at the target equity values on key compensation governance metrics, including current and three-year average burn rate, equity overhang levels, and equity grant expense as a percentage of market capitalization;

•	the specific number of shares resulting from the proposed target equity values using a range of possible grant date Ciena stock prices; and

•	the number of shares remaining available for issuance under the 2008 Plan.

The Committee made its own similar evaluation for our CEO, based upon its assessment of his responsibilities, performance, experience and value to Ciena, as well as consideration of the additional factors listed above.

Thereafter, the Committee determined target equity dollar values for the executive officers, including the Named Executive Officers. The aggregate target value of the proposed fiscal 2013 equity awards represented a significant increase over both the target equity value and the grant date delivered value of the awards granted in fiscal 2012. Specifically, the aggregate target value of the fiscal 2013 equity awards for the Named Executive Officers represented a 48% year-over-year increase in target equity value and a 73% year-over-year increase in grant date delivered value. The largest target equity dollar value, and the largest percentage increase in value over fiscal 2012, was awarded to Mr. Smith, whose historical target equity compensation was significantly below the market median for chief executive officers in the Peer Group, despite his excellent performance as described above. The Committee was extremely concerned about Mr. Smith’s retention profile following a year in which, after forfeiture of the fiscal 2012 PSUs, his target equity value was in the bottom 10th percentile for chief executive officers in the Peer Group. Accordingly, the Committee believed that the increase in equity value for Mr. Smith and the other Named Executive Officers was reasonable and appropriate based on the qualitative factors and other considerations above. In particular, the Committee believed that the target equity values would result in significantly improved retention value for the executive officers that was more closely aligned with market practice, and would at least partly address the existing disconnect between target and realizable equity compensation for the executive officers. At the same time, despite the significant year-over-year increase in equity award values, the Committee recognized that those values were still within a reasonable range as compared to market; for example, Mr. Smith’s fiscal 2013 grant date equity value only approximated the 60th percentile of chief executive officers in the Peer Group. The Committee agreed that it would take into consideration the size of the fiscal 2013 equity grants and the corresponding improvement in retention profiles when determining the target value of future equity awards to our executive officers.

Restricted Stock Units. Consistent with past practice, the Committee determined to use its standard four-year vesting period for the RSUs (one-sixteenth of grant amount vesting each calendar quarter over a four-year period), in order to promote long-term alignment with stockholders and longer-term decision making that provides an effective balance to the shorter-term incentive measures used in setting cash incentive bonus awards.

Performance Stock Units. The Committee decided to structure the PSUs with a fiscal 2013 performance period. In so doing, the Committee desired to incorporate a specific performance-based component in the long-term incentive compensation for the executive officers while acknowledging the difficulties inherent in establishing long-term performance goals in an uncertain macroeconomic environment and a volatile sector of the telecommunications industry. The Committee carefully considered the implications of using a one-year performance period for its long-term incentive compensation. Ultimately, it determined that any related issues were outweighed by the desire to avoid any unintended consequences of motivating the wrong behavior or limiting Ciena’s flexibility as a result of outdated or inapplicable long-term goals. In recognition of the one-year performance period, however, the Committee incorporated a long-term retention element to the performance equity compensation, whereby any PSU shares that were earned during the fiscal 2013 performance period would be subject to a staggered vesting and delivery schedule in three equal installments over the two years following the fiscal 2013 performance period, subject to the individual executive’s continued service with Ciena.

In establishing goals for the PSUs, the Committee endeavored both to align the interests of the executive officers with Ciena’s longer-term strategic plan and to focus their efforts on ensuring the profitable growth of our business in the near-term. Accordingly, the PSUs were divided equally based on the following two goals for fiscal 2013:

•	Achievement of an aggregate revenue target for fiscal 2013 for three of the company’s strategic focus areas: Packet Networking, Software and Network Transformation Solutions; and

•	Achievement of the adjusted operating income target set forth in our fiscal 2013 annual operating plan.

The Committee recognized the overlap in using adjusted operating income as at least one of the goals for both the cash incentive bonus plan and the long-term equity compensation for the executive officers. However, given Ciena’s recent financial performance and then-current financial projections, as well as the high degree of volatility in both its past financial performance and stock price, the Committee believed that the performance measure provided not only the strongest indicator of Ciena’s operating performance but also the best incentive for the executive officers to drive operating leverage from our business and improve operating profit in fiscal 2013 and beyond. The Committee considered the prospects for attainment and non-attainment of the PSU performance goals to be equally likely.

The PSU shares were placed “at-risk,” in that any portion of the PSUs not earned by the end of the performance period would be forfeited and returned to the 2008 Plan. The PSUs were structured such that 100% of the shares underlying the award would be earned upon the achievement of 100% of both the strategic revenue target and the operating income target. The strategic revenue goal was established as a binary target, with no ability to earn only a portion of the PSUs based on a lower performance threshold and no ability to increase the PSUs based on overachievement against the goal. With respect to the financial goal, in order to closely align the interests of the executive officers with Ciena’s stockholders and to further incentivize the executive officers to overachieve against our fiscal 2013 operating plan, the Committee established a minimum threshold performance level of 10% of the adjusted operating income target for fiscal 2013 and set the maximum number of PSU shares that could be earned at 150% of the grant amount for achieving 150% of the fiscal 2013 adjusted operating income target. Accordingly, the maximum amount of PSUs that could be earned was 125% of the total shares underlying the award.

In finalizing its determination of the value and form of equity awards, the Committee considered updated projections of the paper gain value of the vested and unvested equity holdings of each individual executive, including the proposed equity awards for fiscal 2013. Based on the trailing 30-day average of Ciena’s closing stock price prior to the grant date, the individual target equity values established by the Committee were calculated into a specific number of shares of Ciena’s common stock underlying each RSU and PSU as set forth below:

Fiscal 2013 Annual Equity Awards

Name	RSU Award (#)	PSU Award (#)
Gary B. Smith	119,760	119,760
James E. Moylan, Jr.	49,900	49,900
François Locoh-Donou	41,590	41,590
Philippe Morin	41,590	41,590
David M. Rothenstein	36,600	36,600

The fiscal 2013 revenue target for the company’s Packet Networking, Software and Network Transformation Solutions strategic focus areas was $285.0 million in the aggregate. Ciena reported revenue of $391.5 million in the aggregate from those areas in fiscal 2013. Therefore, because the revenue goal was achieved, 100% of the PSUs allocated to that goal were earned. As noted above, Ciena reported adjusted operating income of $116.0 million in the aggregate for fiscal 2013, which equated to approximately 166% of the targeted goal. Accordingly, based on Ciena’s overachievement against the operating income goal, the maximum 150% of the PSUs allocated to that goal were earned. As a result, 125% of the total PSUs were earned. One-third of those PSUs vested in December 2013, and the remainder of the PSUs earned will vest in equal installments in December 2014 and December 2015.

Equity Grant Practices. For the past several years, we have applied a consistent approach in our equity award practices by granting annual equity awards to our executive officers and directors at or around the same time each year. Annual equity awards to our executive officers, including our Named Executive Officers, are made by the Committee, and the grant date of these awards is the same day that the Committee meets to approve the awards. The Committee generally meets, approves and grants annual equity awards to the executive officers promptly following Ciena’s release of earnings for the fourth quarter and fiscal year. This practice began in fiscal 2007 and continued for annual equity awards in fiscal 2013, with the fourth quarter earnings release on December 13, 2012 and executive and non-executive awards granted on December 18, 2012.

Supplemental Equity Award to Mr. Rothenstein. Our CEO and the Committee considered that Mr. Rothenstein, in addition to his duties and responsibilities as General Counsel, had assumed leadership of and responsibility for the human resources organization during the majority of fiscal 2012 and into fiscal 2013 and, in so doing, achieved certain enterprise-wide successes relating to organizational structure, management development and succession planning. In recognition of that additional responsibility and achievement, and based upon the recommendation of our CEO, the Committee established a target equity value to be delivered, which was then calculated into a specific number of shares of Ciena’s common stock, based on the trailing 30-day average of Ciena’s closing stock price prior to the date of grant. Based on this approach, in December 2012 the Committee approved a supplemental restricted stock unit award to Mr. Rothenstein of 9,980 shares, with the RSUs vesting quarterly over a four-year period. None of the other Named Executive Officers received supplemental equity awards during fiscal 2013.

Previous Performance Equity Awards to Messrs. Locoh-Donou and Morin. As previously disclosed in fiscal 2011, the Committee awarded PSUs of 29,865 shares each to Messrs. Locoh-Donou and Morin in connection with the appointments to their current roles effective as of August 1, 2011 (the “New Appointment PSUs”). One-third of the New Appointment PSUs may be earned at the end of each of fiscal years 2013, 2014 and 2015, based on achievement of a financial goal for such fiscal year to be determined by the Board of Directors in advance of such fiscal year, with vesting of any earned portion of the New Appointment PSU to occur in December following the relevant fiscal year. Any portion of the New Appointment PSUs not earned by the end of the applicable performance period is to be forfeited and returned to the 2008 Plan. In October 2012, the Committee determined that the fiscal 2013 financial goal for the New Appointment PSUs would be achievement of the aggregate adjusted operating income target set forth in our fiscal 2013 annual operating plan. The Committee also determined to structure the New Appointment PSUs for fiscal 2013 such that 100% of the applicable portion of the PSUs would be earned upon achievement of 100% of the adjusted operating income target, with a minimum threshold performance level of 10% of such target and no upside opportunity. As noted above, Ciena reported adjusted operating income of $116.0 million in the aggregate for fiscal 2013, which equated to approximately 166% of the targeted goal. Accordingly, one-third of the New Appointment PSUs awarded to Messrs. Locoh-Donou and Morin were earned and vested in December 2013.

U.S. Executive Severance Benefit Plan

Ciena maintains a U.S. Executive Severance Benefit Plan as part of its efforts to continue to enable the attraction and retention of top executive talent. This plan, which is governed by the Employee Retirement Income Security Act of 1974, as amended, provides certain U.S.-based employees, including Ciena’s executive officers (including the Named Executive Officers) and employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary separation of service by Ciena without “cause” (as such term is defined in the plan). For additional information about the severance benefits payable under this plan, as well as the estimated value of these benefits, see “Payments Upon Involuntary Separation of Service for Other Than Cause” below.

“Double Trigger” Change in Control Severance Agreements

Each of our executive officers, including each of the Named Executive Officers, has a change in control severance agreement with Ciena. We have entered into such agreements upon the initial hiring of senior employees, upon promotion of existing employees to senior executive roles, and when the Compensation Committee determines it to be important for the retention of other key employees. We believe that these severance arrangements are important for retention of key employees and necessary to attract qualified executive officers, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change of control, particularly given the level of acquisition activity in our industry.

Except for the conversion of certain performance-based equity into time-based awards, the executive officers receive no benefits under these agreements unless their employment is terminated without cause, or by the executive for good reason, within 90 days prior to or 12 months following the effective date of an applicable change in control transaction. We believe this so-called “double trigger” structure strikes an appropriate balance between the potential compensation payable to executive officers and the corporate objectives described above. We also believe that were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board of Directors deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remains focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as the effect of the transaction on their continued employment.

For additional information about the severance benefits payable under these agreements, as well as the estimated value of these benefits, see “Potential Payments upon Termination or Change in Control” below.

Recoupment (Clawback) Policy

Commencing in fiscal 2012, we expanded the existing recoupment or “clawback” policy in our 2008 Plan (and applicable to equity incentive plan awards thereunder) to apply to annual cash incentive plan awards and sales incentive plan compensation. This policy, which is broader than currently required by applicable law, provides for recoupment of certain benefits in the event that Ciena is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws. Specifically, those executive officers subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and any other recipient of covered incentive compensation who knowingly engaged in such misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, are required to reimburse Ciena the amount of any payment in settlement of such award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.

Required Reimbursement for Personal Use of Corporate Memberships or Tickets

We maintain a policy requiring executive officers, including our Named Executive Officers, to reimburse certain costs associated with any personal use of items such as corporate tickets to sporting or cultural events and personal use of any corporate membership at a golf or similar club. Specifically, any executive officer who makes personal use of such tickets is required to reimburse Ciena for the face value of the tickets used. Any executive who makes personal use of a club in which Ciena has a corporate membership must reimburse Ciena for the cost of any meals, merchandise, greens fees, lessons and other charges associated with his or her use and, in addition, reimburse Ciena for a pro-rata share of the annual membership dues for each day on which he or she makes personal use of the facilities. To date, any personal usage has been extremely limited as corporate memberships are maintained predominately in order to use these facilities for business-related functions. The annual dues for each of the three executive officers named individually on club memberships used by Ciena generally range from $8,000 to $15,000.

Stock Ownership Guidelines

In order to further align the interest of Ciena’s executive officers and directors with the interest of our stockholders, and to promote Ciena’s commitment to sound corporate governance, the Board has established stock ownership guidelines for executive officers, including our Named Executive Officers, as set forth in “Principles of Corporate Governance, Bylaws and Other Governance Documents” above.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO and, pursuant to recent IRS guidance, that paid to the three other most highly compensated executive officers of Ciena. There is an exception to this limitation for compensation that is “performance-based” as defined in the Internal Revenue Code and applicable regulations. We have the ability under our 2008 Plan to qualify compensation as performance-based in compliance with the Internal Revenue Code. However, because of our large net operating losses, it is unlikely that we will be required to pay federal income taxes for the next several years. Therefore, meeting the requirements of Section 162(m) is not as significant a concern as it might otherwise be, and we do not focus on meeting such requirements at the expense of the stated goals of our compensation plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated into Ciena’s Annual Report on Form 10-K for fiscal 2013 by reference to this proxy statement.

Submitted by the members of the Compensation Committee:

Judith M. O’Brien (Chairperson)
Harvey B. Cash
Bruce L. Claflin

EXECUTIVE COMPENSATION TABLES

The following tabular information, accompanying narrative disclosure and footnoted detail provide compensation-related information for our CEO and CFO and our other three most highly-compensated executive officers as of the end of fiscal 2013. These individuals are collectively referred to as the “Named Executive Officers” or “NEOs.” These executive compensation tables include all compensation awarded to or earned by each NEO for the fiscal years indicated below in which they served as an executive officer.

Summary Compensation Table

The Summary Compensation Table below presents compensation earned by our Named Executive Officers for each of the last three fiscal years during which they served as executive officers in accordance with SEC rules.

Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)(4)	($)
Gary B. Smith	2013	$750,576	—	$3,746,093	—	$937,500	$19,854	$5,454,023
President and CEO	2012	$765,032	—	$2,036,700	—	$262,500	$9,205	$3,073,437
	2011	$721,154	—	$3,033,462	—	$117,188	$8,789	$3,880,593

James E. Moylan, Jr.	2013	$450,576	—	$1,560,872	—	$382,500	$7,650	$2,401,598
Sr. V.P., Finance and CFO	2012	$459,263	—	$890,536	—	$107,100	$16,621	$1,473,520
	2011	$431,250	—	$1,213,232	—	$47,813	$7,350	$1,699,645

François Locoh-Donou	2013	$409,273	—	$1,300,935	—	$315,000	$5,300	$2,030,508
Sr. V.P., Global Products Group	2012	$382,719	—	$801,419	—	$78,750	$68,816	$1,331,704
	2011	$214,142	—	$1,491,815	—	$175,432	$762,912	$2,644,301

Philippe Morin	2013	$495,361		$1,300,935		$367,869	$2,943	$2,167,108
Sr. V.P., Global Field Organization	2012	$512,524	—	$801,419	—	$104,507	$2,986	$1,421,436
	2011	$485,772	—	$2,098,431	—	$47,535	$3,042	$2,634,780

David M. Rothenstein	2013	$387,994	—	$1,300,935	—	$280,000	$9,244	$1,978,173
Sr. V.P., General Counsel and Secretary
_______________________________________

(1)	Salary information for fiscal 2013 reflects the following:

a.	Ciena’s fiscal 2012 year consisted of a 53-week period, as compared to a 52-week period in fiscal 2013 and 2011.

b.	Annual base salary increases, as applicable, became effective in February 2013.

c.	Mr. Morin’s salary was paid in Canadian Dollars and converted to U.S. dollars based on the average exchange rate for the applicable fiscal year.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit and performance stock unit awards granted during the fiscal years noted above, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Aggregate amounts do not reflect sale or forfeiture of shares to fund tax withholding in accordance with the terms of the award agreement. Aggregate grant date fair values reported above will likely vary from the actual amount ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of vesting, the timing of any sale of shares and the market price of our common stock at that time. Assuming the maximum future payout under the PSUs, the aggregate grant date fair value in the “Stock Awards” column above for fiscal 2013 would have been $4,214,354, $1,755,981, $1,463,560, $1,463,560 and $1,444,041, for each of Messrs. Smith, Moylan, Locoh-Donou, Morin and Rothenstein, respectively. See the “Grants of Plan-Based Awards” table below for information relating to restricted stock unit and performance stock unit awards granted during fiscal 2013 under our 2008 Plan.

(3)	Non-Equity Incentive Plan Compensation reflects amounts earned by each Named Executive Officer under Ciena’s cash incentive bonus plan for fiscal 2013.

(4)	All other compensation includes the following for each Named Executive Officer (as applicable) during fiscal 2013:

a.
For each Named Executive Officer, Section 401(k) plan matching contributions paid by us during fiscal 2013 and generally available to all full-time U.S. employees, or in the case of Mr. Morin, contributions paid by us to a defined contribution pension plan that covers Ciena’s employees based in Canada.

b.	For Messrs. Smith and Rothenstein, costs associated with an annual physical examination based on the amount paid for such service.

c.
To the extent not previously reported, amounts include reimbursement of costs during fiscal 2013 associated with financial planning and tax preparation services generally made available to all Named Executive Officers, subject to a $10,000 annual limit per tax year on such services. Amounts reported for fiscal 2013 reflect reimbursement of these costs for Mr. Smith.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity incentive awards and equity awards granted to each of the NEOs during fiscal 2013. For fiscal 2013, non-equity incentive awards to the NEOs consisted of opportunities under our cash incentive bonus plan and equity awards consisted of restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards. The actual amount of cash incentive compensation earned by the NEOs during fiscal 2013 is set forth in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table” above.

Non-Equity Incentive Plan Awards.  Non-equity incentive plan awards for fiscal 2013 in the “Grant of Plan-Based Awards” table below represent the estimated range of potential payouts possible under our cash incentive bonus plan. The design of the plan for fiscal 2013, including the use of a combination of eight corporate operating goals and our fiscal 2013 adjusted operating income target to derive the total bonus payout percentage, are more fully described in “Compensation Discussion and Analysis” above. Assuming the satisfaction of the requisite number of operating objectives, based on the level of attainment of the related corporate financial performance objective, bonus opportunities under the cash incentive bonus plan, were payable at each of the “threshold,” “target” and “maximum” levels as set forth below, with payments interpolated for results falling between the designated levels:

	Fiscal 2013 Incentive Bonus Plan
	Perf. Goal Achieved	Target Bonus Payable
Threshold	10%	10%
Target	100%	100%
Maximum	>150%	150%

The “threshold,” “target” and “maximum” values in the table below are calculated by multiplying each NEO’s base salary for fiscal 2013 by his respective target bonus opportunity (expressed as a percentage of annual base salary) by the applicable target bonus payable factor above.

Equity Awards.  During fiscal 2013, we granted equity awards to our NEOs under our 2008 Plan in the form of RSUs and PSUs. Each such stock award represents a contractual right to receive one share of our common stock. RSU awards granted to the NEOs in fiscal 2013 vest over a four-year term, with one-sixteenth of the grant amount vesting quarterly. PSU awards granted to the NEOs in fiscal 2013 were structured such that (i) half the PSU shares granted would be subject to the achievement of an aggregate fiscal 2013 revenue target for certain strategic focus areas, and (ii) half of the PSU shares granted would be subject to the achievement of an adjusted operating income target. With respect only to the portion of the PSU allocated to the adjusted operating income target, the number of shares capable of being earned was subject to a minimum threshold performance level of 10% of the adjusted operating income target for fiscal 2013, which would result in 10% of the shares underlying that portion of the award being earned. Similarly, the number of shares capable of being earned with respect to the portion of the PSU allocated to the adjusted operating income target was subject to a maximum performance cap of 150% of the adjusted operating income target, which would result in 150% of the shares underlying that portion of the award being earned. Any shares earned during the fiscal 2013 performance period were subject to further vesting requirements, with the shares to be delivered upon vesting in equal installments in December 2013, 2014 and 2015, subject to the NEO’s continued service with Ciena. For information regarding the performance criteria with respect to PSUs granted in fiscal 2013, see “Compensation Discussion and Analysis” above.

For each equity award made to our NEOs during fiscal 2013, the date that the award was approved by our Compensation Committee was the same as the grant date.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units	Full Grant Date Fair Value (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Gary B. Smith	PSU	12/18/2012				5,988	119,760	149,700		$1,873,046
	RSU	12/18/2012							119,760	$1,873,046
	Incentive Cash	12/18/2012	$93,750	$937,500	$1,406,250

James E. Moylan, Jr.	PSU	12/18/2012				2,495	49,900	62,375		$780,436
	RSU	12/18/2012							49,900	$780,436
	Incentive Cash	12/18/2012	$38,250	$382,500	$573,750

François Locoh-Donou	PSU	12/18/2012				2,080	41,590	51,988		$650,468
	RSU	12/18/2012							41,590	$650,468
	Incentive Cash	12/18/2012	$31,500	$315,000	$472,500

Philippe Morin	PSU	12/18/2012				2,080	41,590	51,988		$650,468
	RSU	12/18/2012							41,590	$650,468
	Incentive Cash	12/18/2012	$36,787	$367,869	$551,804

David M. Rothenstein	PSU	12/18/2012				1,830	36,600	45,750		$572,424
	RSU	12/18/2012							36,600	$572,424
	RSU	12/18/2012							9,980	$156,087
	Incentive Cash	12/18/2012	$28,000	$280,000	$420,000
_______________________________________

(1)	Estimated possible payouts under non-equity incentive plan awards reflect the following:

a.
Cash incentive opportunity reported at the “threshold,” “target” and “maximum” levels has been calculated in accordance with the plan design described in “Non-Equity Incentive Plan Awards” above and more fully described in “Compensation Discussion and Analysis — Annual Cash Incentive Bonus Plan.”

b.	The cash incentive opportunities reported for Mr. Morin are calculated assuming the conversion of Canadian Dollars to U.S. dollars based on the average exchange rate for fiscal 2013.

(2)
Grant Date Fair Value reported in the table above, computed in accordance with FASB ASC Topic 718, will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of any sale of shares, and the price of our common stock. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing price per share of our common stock on the grant date. For PSUs, we calculate grant date fair value by assuming the satisfaction of any performance-based objectives at the “target” level and multiplying the corresponding number of shares earned based upon such achievement by the closing price per share of our common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information related to unexercised options and unvested stock awards held by each Named Executive Officer as of the end of fiscal 2013. The vesting conditions for each award, including the identification of those awards that are subject to performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $23.25, the closing market price per share of our common stock on The NASDAQ Stock Market on the last trading day of fiscal 2013. Each of the stock options in the table below has a ten-year term from the grant date and an exercise price equal to the closing price on the grant date.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)		($)
Gary B. Smith	12/18/2007	69,000	—	$35.21	12/18/2017
	12/18/2006	75,000	—	$27.88	12/18/2016
	11/2/2005	57,037	—	$16.52	11/2/2015
	12/9/2003	32,857	—	$47.32	12/9/2013
	12/18/2012								119,760	(1)	$2,784,420
	12/18/2012					97,305	(2)	$2,262,341
	12/15/2011					53,740	(3)	$1,249,455
	12/14/2010					39,709	(6)	$923,234
	12/16/2009					8,500	(8)	$197,625

James E. Moylan, Jr.	12/18/2007	35,000	—	$35.21	12/18/2017
	12/18/2012								49,900	(1)	$1,160,175
	12/18/2012					40,544	(2)	$942,648
	12/15/2011					23,500	(3)	$546,375
	12/14/2010					15,884	(6)	$369,303
	12/16/2009					4,250	(8)	$98,813

François Locoh-Donou	12/18/2006	20,000	—	$27.88	12/18/2016
	10/26/2005	1,785	—	$17.43	10/26/2015
	6/10/2005	3,143	—	$16.52	6/10/2015
	10/26/2004	725	—	$16.87	10/26/2014
	6/14/2004	5,857	—	$23.73	6/14/2014
	5/26/2004	5,357	—	$22.96	5/31/2014
	5/18/2004	1,785	—	$25.06	5/18/2014
	12/9/2003	11,428	—	$47.32	12/9/2013

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)		($)
	12/9/2003	14,285	—	$47.32	12/9/2013
	12/18/2012								41,590	(1)	$966,968
	12/18/2012					33,792	(2)	$785,664
	12/15/2011					21,147	(3)	$491,668
	8/1/2011								29,865	(4)	$694,361
	8/1/2011					29,865	(5)	$694,361
	12/14/2010					9,925	(6)	$230,756
	12/16/2009					3,250	(8)	$75,563

Philippe Morin	12/18/2012								41,590	(1)	$966,968
	12/18/2012					33,792	(2)	$785,664
	12/15/2011					21,147	(3)	$491,668
	8/1/2011								29,865	(4)	$694,361
	8/1/2011					29,865	(5)	$694,361
	12/14/2010					15,884	(6)	$369,303
	4/1/2010					18,750	(7)	$435,938

David M. Rothenstein	6/10/2005	3,571	—	$16.52	6/10/2015
	10/26/2004	2,678	—	$16.87	10/26/2014
	10/26/2005	3,571	—	$17.43	10/26/2015
	12/10/2004	2,142	—	$19.95	12/10/2014
	11/5/2003	892	—	$46.90	11/5/2013
	11/5/2003	428	—	$46.90	11/5/2013
	12/18/2012								36,600	(1)	$850,950
	12/18/2012					29,737	(2)	$691,385
	12/18/2012					8,109	(2)	$188,534
	12/15/2011					18,794	(3)	$436,961
	12/14/2010					11,908	(6)	$276,861
	12/16/2009					3,000	(8)	$69,750

_______________________________________

(1)
PSU awards granted on December 18, 2012 were subject to achievement of the goals described above in “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis” for the fiscal 2013 performance period. Both goals were met during fiscal 2013 performance period, with the portion of the PSU award allocated to the adjusted operating profit objective being achieved at the maximum 150% attainment level. Amounts earned with respect to this PSU vest in equal installments on December 20, 2013, 2014 and 2015.

(2)	Remaining unvested RSUs granted on December 18, 2012 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2016.

(3)	Remaining unvested RSUs granted on December 15, 2011 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2015.

(4)
PSUs granted on August 1, 2011 shall vest as to one-third of the grant amount on December 20, 2013, 2014 and 2015, subject to Ciena’s achievement of the Board-approved performance goal for each such fiscal year.

(5)	Remaining unvested RSUs granted on August 1, 2011 shall vest as to one-third of the grant amount on each of December 20, 2013, 2014 and 2015.

(6)	Remaining unvested RSUs granted on December 14, 2010 vest at one-sixteenth of the grant amount on March 20, June 20, September 20, and December 20 of each year, through December 20, 2014.

(7)	Remaining unvested RSUs granted on April 1, 2010 will vest in equal amounts on March 20, June 20, September 20 and December 20 of each year through June 20, 2014.

(8)	Remaining unvested RSUs granted on December 16, 2009 vest in equal amounts on March 20, June 20, September 20 and December 20 of each year through December 20, 2013.

Option Exercises and Stock Vested

The following table sets forth on an aggregated basis, as to each NEO, information related to stock options exercised and stock awards that vested during fiscal 2013. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the aggregate number of shares of stock vested for each NEO during fiscal 2013 by the closing price per share on the corresponding vesting date for that award. Information as to value realized does not take into account reductions related to withholding and other tax-related items, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Gary B. Smith	—	—	139,095	2,643,355
James E. Moylan, Jr.	—	—	60,295	1,148,650
François Locoh-Donou	—	—	38,134	753,300
Philippe Morin	—	—	65,693	1,252,093
David M. Rothenstein	3,214	13,981	46,706	892,528

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our Named Executive Officers in each of the following situations:

•	upon death or disability;

•	upon an involuntary separation of service for other than cause;

•	upon a change in control in Ciena; and

•	upon a termination of employment following a change in control of Ciena.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those instances in which our NEOs would be entitled to payments following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees in the United States.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of our fiscal 2013 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $23.25, which was the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2013. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment.

Payments Upon Death or Disability

Stock awards, including RSUs and PSUs granted under our 2008 Plan and our now-terminated 2010 Inducement Equity Award Plan (“2010 Plan”), provide for the acceleration of vesting of any awards that would otherwise vest in the 12 months following a termination of service resulting from the holder’s death or disability. Acceleration of vesting upon death or disability applies to all awards granted under these plans, including awards to both executive and non-executive employees, as well as awards to our NEOs. Under these plans, a disability is defined as inability to perform each of the essential duties of the applicable person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. For each NEO, the amount in the table below reflects the value of the NEO’s stock awards that are subject to acceleration of vesting upon death or disability multiplied by $23.25 per share, the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2013.
Acceleration of Vesting of Stock Awards Upon Termination Due to Death or Disability

Value Realized Upon Acceleration
Name	($)
Gary B. Smith	2,883,639
James E. Moylan, Jr.	1,217,079
François Locoh-Donou	1,309,324
Philippe Morin	1,489,860
David M. Rothenstein	968,944

Payments Upon Involuntary Separation of Service for Other than Cause

Ciena’s U.S. Executive Severance Benefit Plan (“Severance Plan”) provides certain U.S.-based employees of Ciena Corporation and its affiliates, including Ciena’s executive officers and non-executive employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary separation of service by Ciena without “cause” (as such term is defined in the plan and described below). Under the Severance Plan, benefits payable to participants upon an involuntary separation of service without cause consist of the following:

•
Cash Severance Payment. Ciena’s Chief Executive Officer will be entitled to severance equal to two times his annual base salary and annual target incentive bonus, while our other executive officers will be entitled to severance equal to one times their annual base salary and annual target incentive bonus or commission. Non-executives entitled to severance may receive four weeks of base salary for each year of service, with a minimum of 26 weeks and a maximum of 52 weeks. The base salary and, where applicable, bonus payments above would be determined based on the salary rate and incentive compensation program in effect immediately prior to the date of termination. Bonus amounts are to be paid at the “target” level.

•
Benefits Continuation. For a period of 18 months in the case of Ciena’s Chief Executive Officer, 12 months for Senior Vice Presidents, and the severance period calculated above for non-executive participants, the participant and his or her family will be eligible to continue to participate in our group medical, dental and vision plans. If we cannot continue benefits coverage, we will provide equivalent coverage for the applicable coverage period at our expense.

•
Outplacement Assistance. For a period of 12 months, in the case of Ciena’s Chief Executive Officer and other executive officers, and six months for all other participants, Ciena will provide executive outplacement assistance, at its expense, through its then-current agency.

As a condition of receiving benefits under the Severance Plan, each participant shall agree to deliver a release of claims, comply with certain non-competition and non-solicitation obligations for a 12 month period, and comply with certain continuing obligations with respect to Ciena’s confidential and proprietary information and inventions. Failure to comply with these and other conditions set forth in the Severance Plan will require the repayment of severance benefits in full. In addition, severance payments are subject to recoupment in accordance with applicable law and any future “clawback” policy adopted by Ciena. Should any payment of severance benefits be subject to excise tax imposed under federal law, or any related interest or penalties, severance benefits shall be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt by the executive of a greater amount. This “best choice” mechanism above does not require Ciena to pay any excise taxes or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits.

Under the Severance Plan, a “separation of service” includes a termination of employment by the participant where Ciena and participant anticipate that participant will perform no further services for Ciena, or where the level of services to be performed will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. In addition, under the Severance Plan, “cause” means the occurrence of any one or more of the following:

•
the participant’s willful and continued failure substantially to perform his or her duties (other than as a result of disability), provided that in the case of executive officers, such failure shall be determined by the Board following written notice to the participant and an opportunity to be heard;

•	any willful act or omission by the participant in connection with his or her responsibilities as an employee constituting dishonesty, fraud or other malfeasance, immoral conduct or gross misconduct;

•
any willful material violation by the participant of Ciena’s Code of Business Conduct and Ethics or a Proprietary Information, Inventions and Non-Solicitation Agreement entered into by Ciena and the participant; or

•
the participant’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which Ciena conducts business.

For purposes of the definition of “cause,” no act or failure to act by the participant shall be deemed “willful” unless effected by the participant not in good faith and without a reasonable belief that such act or failure to act was in, or not opposed to, Ciena’s best interests. The Severance Plan provides that the applicable benefits to which a participant is entitled under the Severance Plan will be reduced by amounts paid under other Ciena severance plans, policies, programs or practice.

For each NEO, the amount in the table below reflects the value of the payments assuming an involuntary separation of service for other than cause effective as of the last day of our fiscal 2013. As a non-U.S.-based employee, Mr. Morin does not participate in the Severance Plan, but is entitled to the benefit of severance payments and employment termination notice periods in accordance with relevant laws and regulations applicable to similarly situated Canadian employees.

Payments Upon Involuntary Separation of Service for Other than Cause

Name	Salary and Bonus Payment ($)	Continuation of Benefits Coverage and Outplacement ($)	Total ($)
Gary B. Smith	$3,375,000	$21,854	$3,396,854
James E. Moylan, Jr.	$832,500	$20,208	$852,708
François Locoh-Donou	$735,000	$25,826	$760,826
David M. Rothenstein	$680,000	$24,678	$704,678

Payments Upon Change in Control

On August 27, 2013, the Compensation Committee approved, and we subsequently entered into, amended and restated change in control severance agreements with each of our executive officers, including each of our NEOs. The agreements (i) are effective through November 30, 2016 unless earlier terminated, and (ii) amend the definition of “triggering event” to include the 90-day period prior to the effective date of a covered change in control transaction. The agreements otherwise reflect substantially the same terms as the prior form of these agreements with our executive officers, which had a three-year term and terminated on October 31, 2013.

As described in “Payments Upon Termination of Employment Following Change in Control” below, the amended and restated change in control severance agreements provide our executive officers with certain severance benefits in the event that such officer’s employment is terminated by us or any successor entity without “cause,” or by the officer for “good reason,” within one year following a “change in control,” as such terms are defined in the agreements. In addition, the agreements provide that upon a “change in control,” any performance-based equity awards, to the extent unvested, will be converted into awards with time-based vesting conditions. Conversion of performance-based stock awards upon a change in control does not require termination of employment. For these converted awards, the unvested portion will be deemed to have commenced time-based vesting on the grant date, with one-sixteenth of the grant amount vesting every three months thereafter. Because conversion of the awards will cause certain unvested stock awards to vest or to become immediately exercisable upon a change in control, we have included in the table below calculations with respect to the corresponding value of the vesting of such affected performance-based awards, using the “target” level of achievement where applicable.

The following table shows, for each NEO, the estimated value of the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, assuming that there was a change in control of Ciena on the last day of our fiscal 2013 and that the acquiror assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting, multiplied by $23.25 per share, the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2013.

Acceleration of Vesting of Equity Awards Upon Change in Control

			Conversion of Performance-Based Stock Awards Upon Change in Control
			Shares Subject to Conversion	Shares Subject to Accelerated Vesting Upon Conversion	Value Realized Upon Acceleration
Name	Grant Date	Award	(#)	(#)	($)
Gary B. Smith	12/18/2012	PSU	119,760	22,455	522,079

James E. Moylan, Jr.	12/18/2012	PSU	49,900	9,356	217,527

François Locoh-Donou	12/18/2012	PSU	41,590	7,798	181,304
	8/1/2011	PSU	29,865	16,799	390,577

Philippe Morin	12/18/2012	PSU	41,590	7,798	181,304
	8/1/2011	PSU	29,865	16,799	390,577

David M. Rothenstein	12/18/2012	PSU	36,600	6,863	159,565

Payments Upon Change in Control Where Equity Awards are not Assumed or Substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace such awards with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting, or defer any determination of any acceleration of vesting generally to the discretion of our Compensation Committee. This provision, which is typical in equity plans, is intended to protect the interests of both executive and non-executive employees. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control transaction to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards.

For purposes of the calculations in the table below, stock awards subject to accelerated vesting have been valued at $23.25 per share, the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2013. Calculations in the table below with respect to PSUs reflect estimated values based upon the “target” level of achievement during the relevant performance period. All stock options held by the NEOs as of the last trading day of our fiscal 2013 were fully vested, and therefore no additional compensation would be earned in connection with any acceleration of vesting.

Acceleration of Vesting of Equity Awards Upon Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror

	Value Realized Upon Stock Option Acceleration	Value Realized Upon Stock Award Acceleration
Name	($)	($)
Gary B. Smith	—	7,417,076
James E. Moylan, Jr.	—	3,117,314
François Locoh-Donou	—	3,939,341
Philippe Morin	—	4,438,262
David M. Rothenstein	—	2,514,441

Payments Upon Termination of Employment Following Change in Control

Ciena maintains change in control severance agreements with our executive officers, including each of our NEOs, that provide such officer with severance benefits in the event that the officer’s employment is terminated by us or any successor entity without “cause,” or, by the officer for “good reason,” within a 90-day period prior to, or a 12-month period following, the effective date of a “change in control” of Ciena. We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of employment, as a “covered termination.” Our change in control severance agreements continue in effect through November 30, 2016 (provided that the term is subject to an automatic extension of up to 12 months in the event that Ciena is in active negotiations regarding, or has entered into, a definitive agreement with respect to, a change of control transaction) and for a period of up to 12 months following a change in control that occurs during the term of the agreement.

Payment of any severance benefits pursuant to the change in control severance agreements (to the extent permissible under applicable law) is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with us, and to solicit our employees or business, for one year after termination (18 months for our CEO), as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the officer must reimburse all severance benefits paid. The severance benefits described below are to be paid by us or our successor upon a covered termination.

•
Salary and Bonus Payment.  Upon a covered termination, Mr. Smith would be entitled to receive a lump sum payment equal to 2.5 times his annual base salary and annual target incentive bonus. Our other NEOs would be entitled to receive a lump sum payment equal to 1.5 times their annual base salary and annual target incentive bonus, respectively. The base salary and bonus payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

•
Continuation of Benefits.  Upon a covered termination, each NEO and his or her family would be eligible to continue to participate in our group medical, dental and vision plans until the earlier of the 18 months from the covered termination or the date of such officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. The agreements continue to require Ciena to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

•
Acceleration of Vesting of Equity Awards.  Upon a covered termination, all unvested options and stock awards (including RSUs, PSUs and performance-accelerated stock awards, as applicable) held by each NEO would immediately vest and become exercisable.

•
Applicability of Excise Taxes.  Should any payment of severance benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the change in control severance agreements provide that the payments would be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits. Under the change in control severance agreements, responsibility for any excise taxes remains with the employee.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the aggregate payments that would be paid to each NEO pursuant to the change in control severance agreements upon a covered termination. Accordingly, the total amount below also includes the value realized upon a change in control and reported in the table above in “Payments Upon Change in Control.”

Potential Payments Upon “Covered Termination”

	Salary and Bonus Payment	Continuation of Benefits Coverage	Value Realized Upon Equity Acceleration	Total
Name	($)(1)	($)(2)	($)(3)	($)
Gary B. Smith	4,218,750	13,779	7,417,076	11,649,605
James E. Moylan, Jr.	1,248,750	12,133	3,117,314	4,378,197
François Locoh-Donou	1,102,500	17,751	3,939,341	5,059,592
Philippe Morin	1,287,542	1,981	4,438,262	5,727,785
David M. Rothenstein	1,020,000	16,603	2,514,441	3,551,044
_______________________________________

(1)
Reflects pre-tax severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2013, and (b) annual cash incentive compensation payable during fiscal 2013 at the target level. For Mr. Morin, the amount reported above is calculated using the average exchange rate for Canadian dollars during fiscal 2013.

(2)
Includes aggregate incremental costs for continuation of medical and dental benefits as used for financial statement reporting purposes, assuming we are able to continue such existing coverage and continuation costs are commensurate with costs incurred for such coverage during fiscal 2013 despite the NEO’s non-employee status.

(3)
Reflects the conversion of performance-based stock awards upon change in control and value associated with the resulting acceleration of vesting as described in “Payments Upon Change in Control” above, together with the acceleration of stock awards and stock options upon a covered termination. Amounts reported reflect estimates with respect to acceleration of stock awards only. All stock options held by the NEOs as of October 31, 2013 were fully vested and therefore no additional compensation would be earned in connection with any acceleration of vesting in connection with a covered termination.

Applicable Definitions. For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful and continued failure substantially to perform the duties of his position, as determined by the Board of Directors following written notice to the officer;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any willful act or omission constituting immoral conduct or gross misconduct;

•	any willful material violation of our Code of Business Conduct and Ethics or Proprietary Information, Inventions and Non-Solicitation Agreement; or

•	the officer’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude under federal or state law or the laws of any other jurisdiction in which Ciena conducts business.

“Good reason” means:

•	removal from, or failure to be reappointed or reelected to, the officer’s principal position held immediately prior to the change in control;

•
material diminution in the officer’s position, duties or responsibilities, or the assignment of duties that are inconsistent, in any material respect, with those held immediately prior to the change in control;

•	material reduction in base salary, incentive compensation opportunity or participation in other long-term incentive or benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace, without the officer’s consent, by more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor company;

provided, in each case, that (a) the officer notifies Ciena of the foregoing conditions within 90 days of the initial existence of the condition, (b) Ciena has been given at least 30 days following notice to cure such condition, and (c) the officer actually terminates employment within one year following the initial existence of the condition.

“Change in control” means:

•
the direct or indirect sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger or consolidation, transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale, exchange or transfer of all or substantially all of our assets;

•	a change in the composition of the Board within a two-year period, as a result of which less than a majority of the directors are incumbent directors (as defined in the agreement);

•	our liquidation or dissolution; or

•	any other event determined to be a change in control by our Board of Directors.

In each case, the determination of whether a “change in control” has occurred shall be made without regard to whether such events were hostile or against the position of the Board or were approved or concurred by the Board.

PROPOSAL NO. 4

AN ANNUAL ADVISORY “SAY ON PAY” VOTE TO APPROVE OUR EXCUTIVE COMPENSATION

Ciena is required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act to seek a non-binding advisory vote from its stockholders to approve the compensation paid to its Named Executive Officers as disclosed in this proxy statement. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation governance measures undertaken and implemented by our Board of Directors, and the compensation awarded to our Named Executive Officers during fiscal 2013.

Ciena actively reviews and assesses its executive compensation program in light of the dynamic industry in which it operates, the evolving marketplace for executive talent in which it competes, and changes in compensation governance best practices. Ciena is focused on compensating its executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, Ciena’s compensation program for executive officers focuses on the following principal objectives:

•	align executive compensation with stockholder interests;

•	attract and retain talented executives by offering competitive compensation packages;

•	motivate executives to achieve strategic and tactical corporate objectives, including the profitable growth of Ciena’s business; and

•	promote a pay-for-performance culture and reward executives for individual, functional and corporate performance.

Our Board of Directors believes that Ciena’s executive compensation program has been designed and executed to satisfy these objectives, and that our compensation program is worthy of stockholder support.

In considering our executive compensation practices and design during fiscal 2013, we believe it is important to view these decisions in the context set forth in the “Compensation Discussion and Analysis” section above. In addition, we believe that stockholders should also consider a number of important financial and operating achievements in fiscal 2013. In particular, Ciena achieved market share gains and grew revenue approximately 14% during fiscal 2013 as compared to fiscal 2012. Ciena also achieved record sales order flow in fiscal 2013 and grew its backlog to over $1.0 billion as of the end of fiscal 2013, an increase of more than 12% as compared to the prior fiscal year-end. Meaningful gross margin improvements in fiscal 2013, together with a reduction in operating expense as a percentage of total revenue, resulted in a significant improvement in our adjusted operating margin for fiscal 2013, with an approximately three-fold increase as compared to our results in fiscal 2012. We also took important steps during fiscal 2013 to improve our balance sheet and outstanding indebtedness. All of these metrics evidence the momentum of our business in our markets and provide a strong operating model for the continued profitable growth of our business.

The Committee’s fiscal 2013 compensation decision-making reflects the following core governance principles and practices that we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we believe they would not serve our stockholders’ long-term interests. We believe that stockholders should consider the following discussion of our compensation governance practices in determining whether to approve this proposal:

What We Do

•
Ensure independence in establishing our executive compensation program. Executive compensation is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee relies upon input from Compensia, Inc., an independent compensation consultant who is retained directly by the Committee, whose independence is assessed annually, and who does not perform additional consulting or other services for Ciena or its management.

•	Maintain a clear and transparent compensation program. We maintain compensation plans and programs that are transparent, easily understood and meet fiduciary commitments to stockholders.

•
Align pay with performance. We believe that compensation levels should reflect the actual performance of Ciena and the individual executive. Accordingly, a significant portion of the potential compensation of our Named Executive Officers is not guaranteed but is linked to the achievement of short-term or long-term corporate and financial performance goals. We incorporate upside potential in our cash and equity incentive plans for outstanding performance and downside risk for underperformance. Our commitment to pay for performance is illustrated by the treatment of our PSU awards in recent years — which has ranged from forfeiture due to non-attainment of objectives to above-target earnings resulting from over performance — as well as the design of our annual incentive bonus plan and range of payments made thereunder in recent fiscal years.

•
Use rigorous performance goals. We use objective performance-based goals in our cash and equity incentive plans that are rigorous, directly aligned with the financial and operational objectives established in our strategic plan and our annual operating plan approved by the Board, and designed to motivate executive performance. By way of example, all or significant portions of PSU awards made to the executive team in fiscal 2011 and fiscal 2012 were not earned.

•
Maintain stock ownership requirements. Our Named Executive Officers and directors are subject to stock ownership requirements to align further the interests of our leadership with those of our stockholders.

•
Impose a clawback policy. We maintain a compensation recoupment policy that is more stringent than currently required by applicable law and that applies to our equity incentive plan awards, cash incentive plan awards, sales incentive plan compensation and severance benefit plan payments.

•
Closely monitor equity plan design and usage. Our equity plan includes a number of mechanisms intended to promote alignment with stockholder interests. These include three-year minimum vesting periods for time-based awards, a prohibition on repricing or exchange of outstanding option awards or granting options with exercise prices below fair market value, and no liberal share recycling provisions. See “Proposal No. 2” above for more information regarding our equity incentive compensation plan and the Board’s oversight of issuances thereunder, burn rate and equity overhang.

•
Assess risks relating to our executive compensation program. The Committee annually conducts a risk assessment to determine whether any of our executive or other compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Ciena.

What We Don’t Do

•
Provide generous executive perquisites. We do not provide significant perquisites to our Named Executive Officers. Our Named Executive Officers are eligible for the same benefits as salaried employees and receive limited perquisites, generally consisting of annual physical examinations, and tax preparation and financial planning services, that are also made available to other senior employees.

•	Offer income tax gross-ups. We do not provide income gross-ups for any compensation elements or personal benefits, except for certain limited reimbursable expense related to relocation.

•
Permit “single trigger” change in control benefits. We do not provide for the payment of severance benefits based solely on a change in control of our company. Rather, our change in control severance agreements are “double trigger” arrangements that require a termination or constructive termination of employment directly prior to or following a change in control of Ciena before payment of severance benefits are triggered.

•	Provide excise tax gross-ups. We do not provide excise tax gross-ups for benefits under our change in control severance agreements.

•
Allow for hedging of company stock. Our insider trading policy prohibits executive officers and directors from pledging Ciena stock or engaging in short sales of Ciena stock and other similar transactions that could be used to hedge the risk or offset any decrease in the value of Ciena stock ownership.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Ciena’s Named Executive Officers, as disclosed in Ciena’s proxy statement for its 2014 Annual Meeting of Stockholders pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation Tables”).”

Although this vote is advisory and is not binding on the Board, the Compensation Committee of the Board values the input and views of Ciena stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

Proposal No. 4 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the advisory approval of our executive compensation.

POLICY FOR RELATED PERSON TRANSACTIONS

Ciena did not engage in any related person transactions during fiscal 2013 under applicable SEC rules. The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related person transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such terms are used in Section 16 of the Exchange Act and the regulations promulgated thereunder);

•	any immediate family member of a Ciena director, nominee for director or executive officer;

•
any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock (a “significant stockholder”); or

•	any immediate family member of a significant stockholder.

Under the policy, all related person transactions above a certain de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Committee approves a related person transaction, it will report the action to the full Board of Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of fiscal 2013, with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans. In accordance with SEC rules, the tabular disclosure in column (A) does not reflect the approximately 4.4 million shares underlying RSU awards issued and outstanding at the end of fiscal 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)

Plan category	(A)	(B)	(C)
Equity compensation plans approved by stockholders (1)	1,310,975	$28.54	12,131,289 (2)
Equity compensation plans not approved by stockholders (3)	791,030	$25.68
Total	2,102,005	$27.46
_______________________________________

(1)	Consists of awards outstanding under the following equity compensation plans:
•2008 Plan;
•2000 Equity Incentive Compensation Plan;
•1994 Third Amended and Restated Stock Option Plan; and
•1996 Outside Directors Stock Option Plan.

(2)
As of October 31, 2013, column (C) reflects approximately 4.9 million and 7.2 million shares available for issuance under the 2008 Plan and ESPP, respectively. Pursuant to the terms of the 2008 Plan, if any shares covered by an award under the 2008 Plan or a “prior plan” (as such term is defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock not purchased or forfeited will again be available for making awards under the 2008 Plan. The ESPP includes an evergreen feature, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP may not exceed 8,211,915 million shares.

(3)	Consists of awards outstanding under the following equity compensation plans:
•2010 Plan;
•1999 Non-Officer Stock Option Plan; and

•
the following equity compensation plans assumed by Ciena in connection with acquisitions: the Cyras Systems, Inc. 1998 Stock Plan, the Catena Networks, Inc. 1998 Equity Incentive Plan, the Internet Photonics, Inc. 2000 Corporate Stock Option Plan, and the World Wide Packets, Inc. 2000 Stock Incentive Plan.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2015 Annual Meeting. Submitted stockholder proposals must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 31, 2014. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2015 Annual Meeting, but you do not intend to have your proposal included in our proxy statement, your proposal must be delivered no earlier than December 11, 2014 and no later than January 10, 2015. If the date of our 2015 Annual Meeting of stockholders is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the 2014 Annual Meeting, your submission must be delivered not earlier than 120 days prior to our 2015 Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the 10th day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Stockholders should note that our bylaws clarify the applicability of Ciena’s advance notice provision to all stockholder proposals, whether or not submitted for inclusion in Ciena’s proxy statement. Specifically, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, requires a stockholder to include the following information in the notice provided to Ciena:

•	the name and address of such stockholder and any beneficial owner;

•	the class and number of shares that are owned beneficially and of record by the stockholder and any beneficial owner;

•	a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the proposal or director nomination;

•	whether the stockholder intends to conduct a proxy solicitation;

•
a description of any agreement, arrangement or understanding between the stockholder, any beneficial owner, any of their affiliates or other persons acting in concert with them, with respect to the nomination or proposal; and

•
a description of any agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, entered into as of the notice date by, or on behalf of, the stockholder and any beneficial owner, the effect or intent of which is to mitigate loss, manage risk, benefit from share price changes, or increase or decrease voting power of the stock held by such person.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The bylaws are available on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met during fiscal 2013, including requirements with respect to when such filings are required to be made.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s Annual Report to Stockholders for fiscal 2013, which includes the Annual Report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its Annual Report on Form 10-K for fiscal 2013 with the SEC on December 20, 2013. Ciena will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for fiscal 2013, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 7035 Ridge Road, Hanover, Maryland, 21076, or access these materials from the “Investors” section of Ciena’s website at www.ciena.com.

HOUSEHOLDING OF PROXY MATERIALS

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials, including the Notice of Internet Availability of Proxy Materials, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials, called “householding,” saves Ciena money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household receives multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save Ciena the cost of printing and mailing documents and will reduce the environmental impact of our Annual Meeting.

ANNEX A
TO PROXY STATEMENT

FORM OF AMENDMENT TO
CIENA CORPORATION 2008 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 3 (this “Amendment”) to the Ciena Corporation 2008 Omnibus Incentive Plan (the “Plan”), which increases the number of shares available for issuance under the Plan by six million, six hundred thousand (6,600,000) shares, was adopted by the Board of Directors of Ciena Corporation (the “Company”) on February 4, 2014, and is effective as of April __, 2014, the date upon which the Amendment received approval of the stockholders of the Company.

1.  The Plan is hereby amended by deleting Section 4.1and replacing it in its entirety as follows:
“4.1. Number of Shares Available for Awards.

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be twenty five million one hundred thousand (25,100,000), all of which may be granted as Incentive Stock Options, increased by shares of Stock covered by awards granted under a Prior Plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any Stock subject thereto, to the extent such shares would again be available for issuance under such Prior Plan. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.”

* * *
To record adoption of the Amendment of the Plan by the Board as of February 4, 2014, and approval of the Amendment by the stockholders on April __, 2014, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION

By:_______________________________
Name: David M. Rothenstein
Title: Sr. VP, General Counsel & Secretary
Date: April __, 2014

CIENA CORPORATION
7035 RIDGE ROAD
HANOVER, MD 21076

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ciena2014**

You may attend the Meeting on April 10, 2014 at 3:00 P.M. Eastern Time via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65779-P46390

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIENA CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of three Class II Directors and one Class III Director:

Nominees:	For	Against	Abstain
1a. Harvey B. Cash	☐	☐	☐
1b. Judith M. O'Brien	☐	☐	☐
1c. Gary B. Smith	☐	☐	☐
1d. T. Michael Nevens	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M65780-P46390

CIENA CORPORATION
Annual Meeting of Stockholders
April 10, 2014 at 3:00 PM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoints Gary B. Smith, James E. Moylan, Jr. and David M. Rothenstein, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ciena Corporation to be held via live webcast at www.virtualshareholdermeeting.com/ciena2014 on Thursday, April 10, 2014 at 3:00 p.m. Eastern Time, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side